Exhibit 10.1

AGREEMENT OF LEASE

ML7 YARDLEY PARTNERS, LP,

a Pennsylvania limited partnership,

as Landlord

with

SAVARA INC.

a Delaware corporation

as Tenant

The Tannery

19 West College Avenue

Yardley, Pennsylvania 19067

THIS AGREEMENT OF LEASE, made as of the 10th day of March 2026, by and between ML7 YARDLEY PARTNERS, LP, a Pennsylvania limited partnership (“Landlord”) and SAVARA INC., a Delaware corporation (“Tenant”).

FUNDAMENTAL LEASE PROVISIONS

Building:	The land, building and improvements located at 19 West College Avenue, Yardley, Pennsylvania 19067

Landlord:	ML7 Yardley Partners, LP, a Pennsylvania limited partnership, c/o ML Seven, Inc., 19 W. College Avenue, Suite 350 PMB 5491, Yardley, PA 19067 Attention: Jeffrey M. Siegel

Tenant:	Savara Inc., a Delaware corporation

Prior to Lease Commencement: One Summit Square, 1717 Langhorne Newtown Road, Suite 300, Langhorne, PA 19047

After Lease Commencement: 19 W. College Avenue, Suite 200, Yardley, PA 19067

Premises:	All areas shown on Exhibit B as the Premises and located at the Building.

Main Term:	Five (5) years and five (5) months commencing on the Commencement Date

Commencement Date:	July 1, 2026

Basic Rent:	See Section 4.03 and Addendum to Lease.

Electricity Rent:	See Section 4.06

Base Year:	2026

Rentable Area of the Premises:	See Section 1.04. Rentable Area of the Premises and is comprised of 10,795 rentable square feet.

Tenant’s Allocated Share:	See Section 1.03(i). As of the date of this Lease, Tenant’s Allocated Share is 17.32%.

Security Deposit:	$28,336.87

Use:	General corporate office use.

ARTICLE 1: INTRODUCTORY PROVISIONS, DEFINITIONS AND THE BUILDING

1.01 References and Conflicts. The items described in the Fundamental Lease Provisions are intended for easy reference and shall be deemed to incorporate all of the terms and provisions relating thereto contained elsewhere herein and shall be read in conjunction therewith. In the event of conflict between any such Fundamental Lease Provisions and any other provision hereof, such other provision shall control.

1.02 Exhibits1. The following drawings and special provisions are attached hereto as exhibits and hereby made a part of this Lease:

EXHIBIT A	-	Legal description of the Building;[Intentionally Omitted]

EXHIBIT B	-	The Premises; Premises Space Layout [Intentionally Omitted]

EXHIBIT C	-	Description of Tenant’s Work and Landlord’s Work, if applicable; [Intentionally Omitted]

EXHIBIT D	-	Intentionally Omitted;

EXHIBIT E	-	Tenant’s Certificate; [Intentionally Omitted]

EXHIBIT F	-	Contractor’s Waiver of Lien; [Intentionally Omitted]

EXHIBIT G	-	Rules and Regulations; [Intentionally Omitted]

EXHIBIT H	-	Cleaning Specifications; [Intentionally Omitted] and

1.03 General Definitions. The terms set forth in this Section 1.03 shall have the meanings subscribed to them as follows:

(a) “Base Year” means except as otherwise set forth in this Lease, calendar year 2026.

[1]	Omitted exhibits to be provided to the Securities and Exchange Commission upon request.

(b) “Building” means the land, buildings and improvements located on the land at 19 West College Avenue, Yardley, Pennsylvania 19067, and all elements related thereto.

(c) “Common Areas” means all areas, facilities and improvements provided in or about the Building from time to time designated by the Landlord for the non-exclusive common use of tenants, occupants, other invitees, or which are used in connection with the operation and maintenance of the Building and shall include, but not be limited to: sidewalks; curbs; parking areas and facilities; stairways; escalators; elevators; service corridors; seating areas; ramps; landscaped areas; pedestrian and vehicular access ways; retaining walls; roadways; lighting facilities; areas which house electrical, mechanical, alarm, sprinkler, plumbing equipment or other equipment and/or services which service the Building or the Premises, whether located in or about the Building; areas which provide storage for the Building, whether located in or about the Building or off-site away from the Building; the Building’s yards and exterior pathways; signs or other Building designators which are located on or off the Building property; health or fitness facilities; restaurants, lounges and rest areas for the benefit of Building tenants; lobbies and access areas; ingress and egress areas thereto and all other areas, locations and elements outside of the Premises (whether or not located in the Building or on the Building property) which are not occupied under leases with other tenants and which service or benefit the Building.

(d) “Fee Mortgage” means all mortgages which may now or hereafter affect any Underlying Lease and/or the Building, including all renewals, modifications, consolidations, replacements or extensions thereof and “Fee Mortgagee” means the holder of or secured party under any such Fee Mortgage.

(e) “Lease Interest Rate” means the lesser of (i) the rate published by the Wall Street Journal from time to time as its prime or base rate, plus 10%, or (ii) the maximum payable legal rate, if any.

(f) “Main Term” means the Main Term of this Lease as defined in Section 3.03.

(g) “Premises” means the space described in the Fundamental Lease Provisions and situated in the Building in the location marked as “Premises” on Exhibit B, as may be amended in accordance with the terms of this Lease.

(h) “Rentable Area” means with respect to the Premises and all other leasable areas, the number of square feet of area in the Building deemed by Landlord to be for the use by the occupant thereof and its invitees which includes an “add-on factor” for common areas outside of the Premises. The Rentable Area of the Premises is computed in accordance with the American National Standard method of measuring floor area in office buildings of the Building Owners and Managers Association International Standard Method of Measurement (ANSI/BOMA Z65.1-2017). The Rentable Area of the Premises shall be deemed conclusive for purposes of this Lease and shall not be subject to future challenge, Tenant having had the opportunity to measure and confirm same and in executing this Lease, Tenant accepts the Rentable Area of the Premises set forth herein, waives all rights to challenge the Rentable Area of the Premises, acknowledges that the Rentable Area of the Premises may not be based on an exact measurement of the Premises but rather, the Rentable Area of the Premises is a number negotiated by Landlord and Tenant in creating this Lease, and Tenant understands and agrees that the Rentable Area of the Premises, Tenant’s Allocated Share, Basic Rent, Additional Rent and all other calculations which may be derived in whole or in part from the Rentable Area of the Premises are accepted, conclusive and not subject to future challenge. Anything to the contrary notwithstanding, from time to time during the Term, Landlord may give Tenant notice of the Rentable Area in the Building which is occupied and open for business at a given time or for a given period of time, as such Rentable Area of the Building may be revised because of additions to (or subtractions from) the Building. Such Rentable Area in the Building and the Rentable Area of the Premises shall be utilized to calculate the Tenant’s Allocated Share (as defined in Section 1.03(d) and to make any other calculations required to determine the Tenant’s proportionate share of Real Estate Taxes and Operating Costs.

(i) “Tenant’s Allocated Share” means 17.32%.

(j) “Term” means the term of this Lease as set forth in Section 3.01.

(k) “Underlying Lease” shall mean any ground or underlying lease which may now or hereafter affect the Building, including any amendment, modification, renewal or extension thereof.

1.04 Rentable Area of the Premises. The Rentable Area of the Premises shall be that set forth under Fundamental Lease Provisions.

1.05 Changes to Building; Other Changes.

(a) Changes to Building. Landlord may at any time and from time to time add land to or eliminate land from the Building property, or eliminate or add any improvements, alterations, reductions, or additions to the Building, construct additional buildings or improvements on or about the Building or any lands thereof and make alterations thereto, build additional stories on any buildings, including the Building, and construct roofs, walls, and any other improvements over, or in connection with any part of, or all of, the Building, improvements or additions to the Building. Landlord may at any time and from time to time change or consent to a change in the shape, size, location, number, height or extent of the improvements to any portion of the Building, or change or consent to a change of the façade, entranceways, windows and entrances of and to the Building (including windows and entrances of the Premises). Except for any emergency repairs, maintenance, or with respect to changes required pursuant to any federal, state or local environmental or other law, rule, regulation, guideline, directive, judgment or order, any proposed changes to the Premises, including, but not limited to, the entrances and windows of the Premises, must be submitted in writing to Tenant and require Tenant’s prior consent, which is not to be unreasonably withheld, delayed or conditioned. Any failure on the part of Tenant to provide written notice setting forth Tenant’s specific objections to Landlord of any such changes within five (5) business days of receipt of Landlord’s written submission to Tenant shall be deemed consent on the part of Tenant. Landlord, its agents, contractors and representatives shall have the right, at all times and from time to time, to enter upon the Premises in order to undertake and complete any activity set forth above in this Section 1.05, or to construct, install, alter, add or improve new or existing Building structural elements and other improvements in or to the Premises or the Building, for the benefit of the Premises, the Building, Landlord or Tenant, all in furtherance of the terms of this Section 1.05. Tenant shall, as may be reasonably required by Landlord (but at no cost to Tenant), cooperate with Landlord in connection with any such action undertaken by Landlord and Tenant shall not interfere with or object to any such action taken by Landlord. Landlord shall not, however, materially change the dimensions of the Premises or materially adversely affect the access to, or use of, the Premises without Tenant’s consent, which shall not be unreasonably withheld, delayed or conditioned, except that no consent shall be required for changes if required pursuant to any federal, state or local environmental or other law, rule, regulation, guideline, directive, judgment or order. Tenant agrees that in connection with any such improvements, alterations, reductions, or additions to the Building, noise, vibrations, dust and/or other nuisances may occur and exist. With the exception of emergency repairs, the Landlord, its agents, contractors and/or representatives will provide prior notice before entering upon the Premises in order to undertake and complete any activity set forth above in this Section 1.05. No exercise by Landlord in accordance with this Section 1.05 of any rights provided in this Section 1.05 shall entitle Tenant to any damage for any inconvenience, disturbance, loss of business or other damage to Tenant occasioned thereby nor to any abatement of Rent.

(b) Naming. Landlord reserves the right at any time and from time to time to change the name by which the Building, Building roadways and other Building related elements are designated.

ARTICLE 2: LEASE OF PREMISES; WORK

2.01 Lease of Premises. Landlord in consideration of the Rent to be paid and the covenants to be performed by Tenant, does hereby demise and lease unto Tenant, and Tenant hereby leases and takes from Landlord, for the Term, at the rental, and upon the covenants, limitations and conditions herein set forth, the commercial space referred to herein as the Premises.

2.02 Security Deposit.

(a) Tenant shall pay to Landlord, simultaneously with the execution of this Lease, the security deposit set forth in the Fundamental Lease Provisions, such amount to be as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease (the “Security Deposit”). If Tenant shall not be in default under any of the terms or conditions of this Lease, the Security Deposit, less any portion thereof applied or retained by Landlord as provided herein, shall be returned without interest to Tenant within thirty (30) days after the expiration of this Lease.

(b) In the event Tenant defaults in respect of any terms, provisions or covenants of this Lease, including without limitation, the payment of Basic Rent and Additional Rent, Landlord may, after providing Tenant with written notice of such default followed by ten (10) days for Tenant to cure such default, use, apply or retain the whole or any part of such Security Deposit to the extent required for the payment of any such Basic Rent or Additional Rent, or otherwise to cure any such default (including, without limitation, reimbursement for the cost of Landlord’s Work, if any). Tenant’s payment of the Security Deposit shall not limit in any way Tenant’s obligations hereunder, including, without limitation, its obligation to pay Rent in accordance with the terms and conditions of this Lease. Landlord’s retention of the Security Deposit, or any portion thereof, as liquidated damages shall not, in and of itself, be deemed a termination of this Lease by Landlord.

(c) Tenant’s failure to deliver or replenish the security deposit upon within five (5) days of Landlord’s demand to bring the security deposit into compliance with Landlord’s required Security Deposit shall be a material breach of this Lease.

2.03 Landlord’s Work and Tenant’s Work.

(a) Landlord shall perform all of the work, if any, required to be performed by Landlord in or about the Premises pursuant to the terms and conditions of Exhibit C (herein called “Landlord’s Work”). Subject to Landlord’s performing Landlord’s Work, if any, Landlord shall deliver the Premises to Tenant vacant and in its “as is” “where is” condition, without representation or warranty, express or implied in fact or by law.

(b) Tenant (and/or its designee) shall perform all of the work, if any, required to be performed by Tenant in the Premises pursuant to the terms and conditions of Exhibit C (herein called “Tenant’s Work”). Without limiting the generality of the foregoing, Tenant’s Work shall include preparation of applicable plans and specifications and all work required in connection with Tenant’s Work. Tenant acknowledges that the Premises are located in close proximity to the Common Areas and space occupied by other tenants and occupants who are open for business. Tenant shall prosecute Tenant’s Work without interference with the conduct of business by such other tenant’s and without creating unreasonable noise, odors, dust and vibration extending beyond the Premises.

2.04 Preparation of Plans. All Tenant’s Work must, prior to commencement thereof, receive the written approval of Landlord. Tenant, upon execution of this Lease, shall promptly arrange for preparation of detailed plans and specifications for all Tenant’s Work and shall deliver to Landlord complete copies of all such plans, including all changes, amendments, and revisions made after delivery to Landlord. Plans and standards for Tenant’s Work shall be completed in accordance with Section 9.01 and Exhibit C.

2.05 Delivery of Premises; Commencement of Tenant’s Work. Landlord shall deliver and Tenant shall accept delivery of the Premises on or about May 1, 2026 following the expiration of the existing tenant’s lease and the existing tenant vacating the Premises. Tenant shall accept the Premises in “as is”, “where is” condition, without representation or warranty, express or implied in fact or by law, any items of the Punch List to be corrected notwithstanding. The Premises will be delivered broom swept and free from debris. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be liable to Tenant for damages resulting from failure to deliver the Premises or for any delay in commencing or completing any of Landlord’s Work, if any, and Tenant hereby waives all such liability. For the avoidance of doubt, no Rent shall be due to Landlord for any period during which Landlord is unable to deliver the Premises for Tenant’s use.

2.06 Mechanic’s Liens.

(a) Tenant will not permit to be created or to remain undischarged any lien, encumbrance or charge (arising out of any work done or materials or supplies furnished by any contractor, subcontractor, mechanic, laborer or materialman or any mortgage, conditional sale, security agreement or chattel mortgage, or otherwise by or for Tenant) which might be or become a lien or encumbrance or charge upon the Building or any portion thereof or the income therefrom. Tenant will not suffer any other matter or thing whereby the estate, rights and interests of Landlord in the Building or any portion thereof might be impaired. If any lien or notice of lien on account of an alleged debt of Tenant or any notice of contract by a party engaged by Tenant or Tenant’s contractor to work on the Premises shall be filed against the Building or any portion thereof, Tenant shall within ten (10) days after demand from Landlord, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien or notice of lien to be discharged within the period aforesaid, then, in addition to any other right or remedy available to Landlord, Landlord may, but shall not be obligated to, discharge such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses, including attorneys’ fees, incurred by Landlord in connection therewith, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

(b) Tenant shall pay promptly all persons furnishing labor or materials with respect to any work performed by Tenant or Tenant’s contractor in the Premises. No work which Landlord permits Tenant to do shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic’s or other lien shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve the Premises.

(c) At the earliest time legally permissible, with respect to any work or the delivery of any material to the Premises by any contractor, subcontractor or materialman (herein collectively called “Contractor”), Tenant shall deliver to Landlord a recordable waiver of lien affidavit (herein called “Contractor’s Waiver of Lien”) from each such Contractor in the form attached hereto as Exhibit F, the form and content of which may be changed from time to time by Landlord in its discretion. The Contractor’s Waiver of Lien provides, among other things, that the Contractor waives any and all lien rights that it may have against Landlord’s interest in the Building or any portion thereof.

ARTICLE 3: TERM

3.01 Term of This Lease. The “Term of this Lease” (sometimes herein called the “Term”) shall include the Main Term and any renewal term (“Renewal Term”) designated in the Addendum to Lease.

3.02 Early Access to Premises. Landlord shall permit Tenant access to the Premises as of the date of delivery of the Premises pursuant to Section 2.05 for the limited purpose of designing, documenting and completing Tenant’s Work, if any (“Early Access”). Tenant’s Early Access shall be permitted only if such access will not violate applicable law and will not interfere with any ongoing Landlord’s Work, if any. Tenant agrees that it shall cooperate with Landlord and Landlord’s contractors if Early Access is granted while Landlord’s Work, if any, is being completed.

3.03 Main Term. The “Main Term” shall mean the period starting on the Commencement Date and, subject to the other terms and conditions of this Lease, continuing for a period as set forth under Fundamental Lease Provisions. “Lease Year” means each successive twelve (12) month period during the Term commencing with the first day of the month following the month in which the Main Term started. The Main Term shall expire on the last day of the month in which the day which is five (5) years and five (5) months after the Commencement Date. “Partial Lease Year” means (a) the period between the first day of the Main Term, if that date is not the first day of a calendar month, and the last day before the beginning of the first full Lease Year; and (b) if the Main Term ends on other than the last day of a full Lease Year, the period beginning on the first day following the end of the final Full Lease Year of the Term and ending on the last day of the Main Term. “Lease Year” means either a full Lease Year or Partial Lease Year, as applicable.

3.04 Renewal Term. The “Renewal Term”, if any, shall have the meaning set forth in the Addendum to Lease.

ARTICLE 4: RENT

4.01 Tenant’s Agreement to Pay Rent. In consideration of Landlord’s entering into this Lease and for the use and occupancy of the Premises during the Term, Tenant hereby agrees to pay, at the times and in the manner herein provided, the Basic Rent and Additional Rent (as hereinafter defined). As used in this Lease, the term “Rent” means, collectively, the Basic Rent and Additional Rent.

4.02 Commencement Date. As used in this Lease, the term “Commencement Date” shall be the first day of the Main Term.

4.03 Basic Rent.

(a) Except as may otherwise be set forth in this Lease, Tenant shall pay Landlord as Basic Rent for each Lease Year the amount set forth on the Addendum To Lease which Basic Rent shall be payable in twelve (12) equal monthly installments, in advance, on or before the first day of each calendar month.

(b) Basic Rent for any Partial Lease Year shall be that amount set forth on the Addendum To Lease multiplied by the Partial Year Fraction. As used in this Lease, “Partial Year Fraction” means a fraction, the numerator of which is the number of days in the applicable Partial Lease Year, and the denominator of which is three hundred sixty-five (365). Basic Rent payable for a Partial Lease Year shall be paid in equal monthly installments, in advance, on or before the first day of each calendar month, except that if the Commencement Date is not the first day of a calendar month, then that portion of such Rent which is attributable to the days in that first partial calendar month shall be paid, in advance, on the Commencement Date.

4.04 Additional Rent. In addition to Basic Rent, Tenant shall pay, as additional rent (herein sometimes collectively called “Additional Rent”), all other sums of money or charges of whatever nature required to be paid by Tenant to Landlord pursuant to this Lease, whether or not the same is designated as “Additional Rent”.

4.05 Where Rent Payable and to Whom; No Deductions. Rent payable by Tenant under this Lease shall be paid when due without prior demand therefor (unless such prior demand is expressly provided for in this Lease), shall be payable without any deductions or setoffs or counterclaims whatsoever, and shall be paid by Tenant to Landlord at the address of Landlord set forth under the Fundamental Lease Provisions of this Lease, or to such payee and/or at such other place as may be designated from time to time by written notice from Landlord to Tenant. In the event any Rent or installment thereof is not received by Landlord within five (5) business days of the due date, a “Late Charge” of five cents ($.05) per each dollar so overdue may be charged by Landlord, as Additional Rent, for the purpose of defraying Landlord’s administrative expenses incident to the handling of such overdue payments. In addition, any Rent, or installment thereof, which is not paid by Tenant to Landlord within ten (10) calendar days after it is due shall bear interest at the Lease Interest Rate from and after its due date until paid, which interest shall be paid by Tenant upon demand as Additional Rent. Any late payment charges or fees set forth herein shall not prevent Landlord from exercising any other remedy herein provided or otherwise available at law or in equity in the event of any default by Tenant.

4.06 Utilities Rent. Commencing the first day of the Main Term and thereafter monthly during the Term, Tenant shall pay for all electricity and gas consumed, used or provided at or to the Premises for Tenant’s lighting, appliances, plug loads, heating, air-conditioning and ventilation and other electrical and gas demands, including all taxes and other charges associated with providing electrical and gas service to the Premises (collectively “Utilities Rent”), all payable monthly, as Additional Rent, as same shall become due as invoiced to Tenant by Landlord. The Premises is sub-metered. Documentation for such “Utilities Rent” shall accompany the invoice provided to the Tenant from the Landlord.

ARTICLE 5: TAXES AND ASSESSMENTS

5.01 Taxes. Taxes shall be defined as all real estate taxes, other ad valorem taxes and assessments of every kind and nature, including without limitation, general and special assessments for public and Building improvements, whether foreseen or unforeseen, and all other taxes and assessments levied against the Building or any part thereof, and all reasonable expenditures incurred by Landlord in connection with any tax appeal, challenge, negotiation or other action on the part of Landlord or its representatives to reduce Taxes (collectively “Taxes”). Landlord represents and warrants that there is not presently any tax abatement in effect with respect to the Premises or Building and that to Landlord’s knowledge, real estate taxes are fully assessed for all improvements as of the date of this Lease.

5.02 Payment by Tenant. Tenant shall pay as Additional Rent, in either a lump sum from time to time within thirty (30) days of receipt of an invoice for same from Landlord, or in monthly installments in advance on the first day of each month as elected by Landlord, on account of Tenant’s Allocated Share, the estimated amount of the increase of such Taxes for such year in excess of the Base Year as determined by Landlord in its reasonable discretion and as set forth in a notice, such notice to include the basis for such calculation, to be provided to Tenant prior to such date. If Landlord shall delay in providing such notice, Tenant shall nonetheless be responsible for making such payments when such notice is provided by Landlord, and shall with the first of such payments, pay all amounts indicated in the notice for the periods. Such amounts shall be due within 30 days of receipt of the invoice. If during the course of any Lease Year, Landlord shall have reason to believe that the Taxes shall be different that that upon which the aforesaid projections were originally based, then Landlord shall be entitled, but shall not be obligated, to adjust the amount by reallocating the remaining payment for such Lease Year, for the months of the Lease Year which remain for the revised projections, and to notify Tenant of an adjustment in future monthly amounts, upon receipt of which, Tenant shall pay to Landlord such adjusted amount as Additional Rent. Landlord may adjust either or both of said amounts at the end of any calendar month on the basis of Landlord’s experience and reasonably anticipated costs. After the conclusion of each calendar year during the Term, Landlord shall furnish to Tenant a statement covering such year just expired, showing Taxes and the amount of Tenant’s Allocated Share of each of such costs for such year and the payments made by Tenant with respect to such year as set forth herein. If Tenant’s aggregate monthly payments for such Taxes with respect to such year are greater than Tenant’s Allocated Share of such costs, Tenant shall receive a credit for the excess against monthly Rent payments next becoming due to Landlord, provided that if such ‘credit’ is in the last year of the Lease, Landlord shall refund to Tenant the amount of the credit; if said payments are less than said pro rata share, Tenant shall pay to Landlord the difference within thirty (30) days of receipt of Landlord’s invoice.

5.03 Tenant’s Business Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation, as well as upon its leasehold interest, trade fixtures, furnishings, equipment, leasehold improvements (including, but not limited to, those required to be made pursuant to Tenant’s Work), alterations, changes and additions made by Tenant, merchandise and personal property of any kind owned, installed or used by Tenant in, on or upon the Premises.

5.04 Sales Tax. Tenant, and not Landlord, shall pay, when due and payable, any sales or use tax, or other excise, tax or assessment, if any, now or hereafter levied or assessed upon or against Tenant’s or Landlord’s interest in the Rent to be paid under this Lease, or any portion thereof, or Landlord’s interest in this Lease. If at any time during the Term, a tax, imposition, assessment or excise on rents or other tax, however described, is levied or assessed against Landlord’s interest in this Lease or the Rents hereunder, as a substitute in whole or in part for any real property taxes as hereinbefore described, then Tenant hereby agrees to pay Landlord upon demand, as Additional Rent hereunder, the amount of such tax, imposition, assessment or excise on rents to the extent of such substitution. Should the appropriate taxing authority require that any such tax, excise and/or assessment be collected by Landlord for or on behalf of such taxing authority, then such tax, excise and/or assessment shall be paid by Tenant to Landlord monthly as Additional Rent in accordance with the terms of any notice from Landlord to Tenant to such effect.

5.05 Each of the payments due from Tenant in this Article V on account of Taxes shall for all purposes be treated and considered as Additional Rent.

5.06 If at any time during the Term, the Taxes in the then current Lease Year are lower than the Taxes in the Base Year, whether as a result of Landlord being successful in challenging the then Taxes or otherwise, then in such case, the then applicable Base Year respecting Taxes shall change to a new Base Year which shall be the year in which the Taxes are so reduced.

ARTICLE 6: UTILITIES AND CERTAIN SERVICES

6.01 Utilities and Certain Services.

(a) Tenant to have the use of electricity, gas and water servicing the Premises. Tenant shall pay for its use of utilities as set forth in Section 4.06 above.

(b) Tenant shall obtain and pay for Tenant’s use of all telephone, cable, internet, burglar alarm and other such services used, rendered, or supplied to or in connection with the Premises by direct application to or arrangement with the applicable service providers selected by Tenant.

6.02 No Liability. Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if, other than through Landlord’s gross negligence, intentional misconduct, or breach of obligations set forth in this Lease (e.g. failure to remit Utilities Rent delivered by Tenant), either the quantity or character of electric, gas, water, telephone, cable, internet, alarm, sanitary sewer or other utility or other service is changed or interrupted or is no longer available or suitable for Tenant’s requirements.

6.03 Failure to Pay. Landlord may, in the event the charge for any such service or utility is not paid by Tenant, pay the same to the utility company, service provider or agency furnishing the same, and any amounts so paid by Landlord shall be paid by Tenant as Additional Rent hereunder for the month next following such payment by Landlord, together with interest thereon at the Lease Interest Rate.

6.04 Trash and Garbage Removal. Landlord shall provide typical office trash and garbage removal from the Premises on Business Days in accordance with the cleaning specifications set forth in Exhibit H. Tenant shall in no instance, place any trash or garbage in areas on or about the Building except as specifically designated by Landlord.

6.05 Cleaning of the Premises. Tenant shall keep the Premises clean and in good order. Landlord shall contract with janitorial services to clean the Premises in accordance with Landlord’s cleaning specifications schedule set forth on Exhibit H attached hereto and made a part hereof. Tenant shall reimburse Landlord for the cost of all paper products used by Tenant in the Premises lavatories or shall contract directly for the supply of same.

ARTICLE 7: USE OF PREMISES

7.01 Sole Use. Tenant shall use the Premises solely for the purpose set forth under Fundamental Lease Provisions. Tenant shall not use or permit the Premises to be used for any other purpose or purposes without prior written consent of Landlord, which such consent shall not be unreasonably withheld. Tenant shall, at its expense, procure any and all governmental licenses and permits, and comply with all zoning regulations, ordinances and laws for the use of the Premises, including without limitation, approvals for Tenant’s use, all as may be required for the conduct of Tenant’s business on the Premises and Tenant shall, at all times, comply with the requirements of each such license, permit and approval.

7.02 Operational Requirements. Tenant agrees that it:

(a) will replace any such doors or windows broken with doors and windows of the same kind, size and quality;

(b) will comply with all applicable federal, state and local environmental and other laws, rules, regulations, guidelines, judgments or orders and all recommendations of any public or private agency having authority over the use or occupancy of the Premises by Tenant; will not use or permit the use of any portion of the Premises for any unlawful purpose; and will conduct its business in the Premises in all respects in a dignified manner and in accordance with high standards; and will keep the Premises equipped with all safety appliances required by law, ordinance, or any other regulation of public authority;

(c) will not place or suffer to be placed or maintain on the exterior walls, doors or windows of or roof over the Premises any sign, advertising matter or other thing of any kind, and will not place or suffer to be placed or maintain any decoration, lettering, sign, advertising matter, insignia, emblem, trademark or descriptive material or other thing, on the grounds of the Building, on the Building, in the Premises or on any window or door of the Premises, except in accordance with submission of detailed plans by Tenant to Landlord and Landlord’s prior written approval of same;

(d) will not affix, place or suspend any sign or banner in any Common Area or exterior Building area, or in any area of the Premises that can be seen to any common area of the building (with the exception of entry signs at entry doors) except as expressly provided to the contrary in accordance with this Lease; and

(e) will also comply with and observe all reasonable rules and regulations established by Landlord from time to time in accordance with Section 8.05.

ARTICLE 8: COMMON AREAS AND BUILDING OPERATING COSTS

8.01 Use of Common Areas.

(a) Tenant and its employees and invitees are, except as otherwise specifically provided in this Lease, authorized, empowered and privileged during the Term to use the Common Areas for their respective intended purposes in common with other persons, and subject to the specific directions, rules, regulations and prohibitions enumerated from time to time by Landlord.

(b) Landlord shall at all times have the right to utilize the Common Areas for promotions, exhibits, shows, displays, the leasing of outparcels, landscaping, decorative items, and any other use which, in Landlord’s sole judgment, tends to attract tenants, or visitors, or which benefits any tenant of the Building or Landlord. Landlord shall have the right, from time to time and at Landlord’s sole discretion, to designate areas of the Common Areas as restricted and not available for use by Tenant, including by way of example areas used for the operation and housing of mechanical, electrical and/or plumbing equipment, storage, or otherwise as Landlord may elect. Any such use by Landlord shall not unreasonably interfere with Tenant’s use and occupancy of the Premises.

8.02 Common Areas and Building Operating Costs.

(a) The term “Operating Costs” shall mean all sums incurred in a manner deemed by Landlord to be in the best interests and operation of the Building, in connection with the management of the Building and the Landlord interest therein, and the operation, maintenance and repair of the Common Areas and the Building, including but not limited to, the costs and expenses of:

(i) operating all buildings and improvements on the Building property and the land thereunder, including, but not limited to operating, removing, maintaining, repairing, and/or replacing or prosecuting: lighting, doors, windows, ducts, conduits, fixtures and similar items, fire protection systems and all items associated therewith, water pipes, systems or meters, gas pipes, systems or meters, sanitary sewers, sprinkler systems, utility systems, sprinkler and security alarm systems, storm and sanitary drainage systems and all other utility systems and mechanical, engineering or plumbing systems, Building signs, directional signs and markers, traffic, parking and other signs; cleaning of the Building and Building components, painting, paving, maintaining, rebuilding and/or stripping of curbs and parking areas, debris and removal of snow and ice and icicles, removing garbage and trash from the Building property, maintaining and repairing and replacing pipes, placement of dumpsters or other containers at the Building for use by Tenants and Landlord, rubbish removal services, cost of equipment rented or purchased and used to perform Landlord’s obligations under this Lease or to maintain the Building and/or Common Areas, costs for utilities and services at or servicing the Building including fuel, water, sewer, gas, and electric; repairs and maintenance of the façade and any other Building components or systems; reasonable management fees including property management fees and professional fees, including, but not limited to, accountant fees, legal fees and engineering/architectural fees (except that in the case of legal, engineering and architectural fees, only when same are incurred for the benefit of Common Areas or the Building as a whole, rather than with respect to any one tenant at the Building); and security costs;

(ii) premiums for insurance, including, without limitation, liability insurance for bodily injury, death and property damage; insurance on the Building, Building property and Common Areas against fire, extended coverage, theft or other casualties; workmen’s compensation; plate glass insurance for glass, if any; rent insurance secured by Landlord pursuant to Section 10.02(b); and any unreimbursed deductibles in connection with claims respecting all of the foregoing;

(iii) decorating (including decorating installations and fixtures), interior and exterior planting, replanting and replacing of flowers, shrubbery, plants, trees and other landscaping, planters and containers for same and all water, supplies, systems and equipment used to irrigate flowers, shrubbery, plants, trees and other landscaping located inside or outside Common Areas or at other areas of the Building property;

(iv) maintenance of existing sidewalks, existing curbing, existing parking areas, fencing or retaining walls;

(v) maintenance and repair of any machinery and equipment, and supplies used in operation and maintenance of the Building, the Building property, and all personal property taxes and other charges incurred in connection with such equipment, if any;

(vi) personnel, including, without limitation, on-site or off-site management, security and maintenance people, to implement the operation, maintenance and repair and protection of the Common Areas and the Building; and

(vii) Landlord’s third party administrative costs and expenses in owning, operating, managing, maintaining and repairing the Building, Building property, Common Areas and Landlord’s interest therein.

(b) Except as otherwise set forth elsewhere in this Lease, Operating Costs shall not include:

(i) the cost of any repair or replacement required of Landlord pursuant to the reconstruction obligations of Section 11.01;

(ii) depreciation;

(iii) any costs incurred by Landlord in connection with any Landlord’s work to prepare the Premises for occupancy by Tenant, leasing commissions and Tenant improvement allowances to the Premises or any other tenant premises at the Building or other costs or expenses attributable to the leasing of space at the Building;

(c) Landlord may at its option cause any or all maintenance services for the Common Areas to be provided by an independent contractor or contractors or other parties.

(d) If Landlord from time to time acquires, or makes available, additional land for parking or other Common Area purposes, then Operating Costs shall also include all expenses incurred by Landlord in connection with the operation, maintenance and repair of Common Areas on said additional land but not initial capital expenses of constructing same.

(e) Operating Costs for each calendar year shall be those actually incurred, provided however, that if the Building was not one hundred (100%) percent occupied during the calendar year, including the Base Year, Operating Costs shall be adjusted to project the Operating Costs as if the Building were one hundred (100%) percent occupied.

(f) Increases in Controllable Operating Costs shall be capped at four percent (4%) annually. The term “Controllable Operating Costs” shall mean all Operating Costs except for the following: (i) real estate taxes; (ii) costs of utilities, including, without limitation, electricity, water, HVAC and sewer charges; (iii) insurance premiums or deductibles; (iv) snow and ice removal, (v) any expenses subject to collective bargaining; (vi) trash removal and janitorial services, (vii) costs for emergency services, (viii) matters relating to health and safety of the Building and its occupants, and (ix) items reasonably necessary to maintain the Building as a Class A property.

(g) Operating Expenses will be kept in accordance with generally accepted accounting principles (GAAP), consistently applied. Capital expenditures that are Operating Expenses shall be amortized evenly over the useful life of the item to which it is applied, but not more than ten (10) years.

(h) Within thirty (30) days after receiving Landlord’s statement of Operating Costs for the previous year (each such period is referred to as the “Review Notice Period”), Tenant may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Costs for the calendar year to which the statement applies. Within thirty (30) days after Landlord’s receipt of a timely Review Notice and executed Audit Confidentiality Agreement (referenced below), Landlord, as reasonably determined by Landlord, shall forward to Tenant or make available for inspection on site at such location deemed reasonably appropriate by Landlord, such records (or copies thereof) for the applicable calendar year. Within thirty (30) days after any particular records are made available to Tenant (such period is referred to as the “Objection Period”), Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection(s) to Landlord’s statement of Operating Costs for that year arising from Tenant’s review of Landlord’s records. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Operating Costs for the calendar year were overpaid by Tenant, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Operating Costs for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. If Tenant fails to give Landlord an Objection Notice, Tenant shall be deemed to have approved of Landlord’s statement of Operating Costs and shall be barred from raising any claims regarding such Operating Costs for such year. If Tenant fails to provide Landlord with a Review Notice prior to expiration of the Review Notice Period, Tenant shall be deemed to have approved Landlord’s statement of Operating Costs and shall be barred from raising any claims regarding the Operating Costs for that year. If Tenant retains an agent to review Landlord’s records, the agent must be with an established accounting firm licensed to do business in the Commonwealth of Pennsylvania, who has not been retained in whole or in part on a contingency basis. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. The records and related information obtained by Tenant shall be treated as confidential, and applicable only to the Building, by Tenant and its auditors, consultants and other parties reviewing such records on behalf of Tenant (collectively, “Tenant’s Auditors”), and, prior to making any records available to Tenant or Tenant’s Auditors, Landlord may require Tenant and Tenant’s Auditors to each execute a reasonable confidentiality agreement (“Audit Confidentiality Agreement”) in accordance with the foregoing. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Costs unless Tenant has paid and continues to pay all Rent when and as due.

8.03 Payment by Tenant. Tenant shall pay as Additional Rent, in either a lump sum from time to time within thirty (30) days of receipt of an invoice from Landlord, or in monthly installments in advance on the first day of each month as elected by Landlord, on account of Tenant’s Allocated Share, the estimated amount of the increase of such Operating Costs for such year in excess of the Base Year as determined by Landlord in its reasonable discretion and as set forth in a notice, such notice to include the basis for such calculation, to be provided to Tenant prior to such date. If Landlord shall delay in providing such notice, Tenant shall nonetheless be responsible for making such payments when such notice is provided by Landlord, and shall with the first of such payments, pay all amounts indicated in the notice for the periods commencing on the first annual anniversary of the first day of the Main Term. If during the course of any Lease Year, Landlord shall have reason to believe that the Operating Costs shall be different that that upon which the aforesaid projections were originally based, then Landlord shall be entitled, but shall not be obligated, to adjust the amount by reallocating the remaining payment for such Lease Year, for the months of the Lease Year which remain for the revised projections, and to notify Tenant of an adjustment in future monthly amounts, upon receipt of which, Tenant shall pay to Landlord such adjusted amount as Additional Rent. After the conclusion of each calendar year during the Term, Landlord shall furnish to Tenant a statement covering such year just expired, showing Operating Costs and the amount of Tenant’s pro-rata share of each of such costs for such year and the payments made by Tenant with respect to such year as set forth herein. If Tenant’s aggregate monthly payments for such costs with respect to such year are greater than Tenant’s pro rata share of such costs, Tenant shall receive a credit for the excess against monthly Rent payments next becoming due to Landlord, provided that if such overpayment occurs in the last year of the lease, Landlord shall refund to Tenant the amount such overpayment within thirty (30) days; if said payments are less than said pro rata share, Tenant shall pay to Landlord the difference within thirty (30) days of receipt of an invoice from Landlord.

8.04 Rules and Regulations. Tenant agrees that Landlord may establish and from time to time change, alter and amend, and enforce against Tenant, such reasonable rules and regulations as Landlord may deem necessary or advisable for the proper and efficient use, operation and maintenance of the Premises, Common Areas, the Building and the Building property, provided that all such rules and regulations effecting Tenant and its invitees and employees shall apply equally and without discrimination to substantially all of the tenants in the Building and that such rules and regulations shall not materially adversely affect Tenant’s ability to operate its business. Tenant agrees to comply with the additional Rules and Regulations attached hereto as Exhibit G.

8.05 Landlord’s Maintenance and Control. Landlord agrees to maintain and operate, or cause to be maintained and operated, the Building, Building property and Common Areas (but not the Premises). Landlord shall, as between Landlord and Tenant, at all times during the Term have the sole and exclusive control, management and direction of the Building, Building property and Common Areas (but not the Premises), and may at any time and from time to time during the Term exclude and restrain any person from use or occupancy thereof, excepting, however, Tenant and other tenants of Landlord and bona fide invitees of either who make use of said areas for their intended purposes and in accordance with the rules and regulations established by Landlord from time to time with respect thereto. The rights of Tenant in and to the Building, Building property and Common Areas shall at all times be subject to the rights of others to use the same in common with Tenant, and it shall be the duty of Tenant to keep all of said areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operation and use. Landlord may at any time and from time to time close all or any portion of the Building, Building property or Common Areas to make repairs or changes to such extent as may, in the opinion of Landlord, be necessary to prevent a denigration thereof or the accrual of any rights to any person or to the public therein, to close any or all portions of said areas, and to do and perform such other acts in and to said areas as, in the exercise of good business judgment, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by occupants and tenants, their employees and invitees. Landlord does not warrant that any of the services which Landlord may supply to the Building will be free from interruption and Tenant acknowledges that any one or more of such services may be suspended by reason of accident, repairs, inspections, alternations, or improvements, by reason of strikes or lockouts, by operation of law or other causes whether within or beyond the reasonable control of Landlord. Any interruption or discontinuance of services shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, nor render Landlord liable to Tenant for damages by abatement of Rent or otherwise, nor relieve Tenant from performance of Tenant’s obligations under this Lease.

ARTICLE 9: CONSTRUCTION WORK

9.01 Approvals and Standards. Tenant shall not perform any construction or make any alterations, additions, improvements, installations or changes in, to or about the Premises or the Building, at any time during the Term (herein sometimes collectively called “Construction Work”), including without limitation, Tenant’s Work as set forth in Exhibit C, exterior signs; flooring and floor coverings; interior or exterior lighting; plumbing equipment, fixtures or pipes; display or other fixtures; interior partitions; electrical wiring or fixtures; heating, air-conditional, ventilation and other mechanical equipment; shades or awnings; and storefronts, without Landlord’s prior written consent. Landlord’s consent shall not be required with respect to such of Tenant’s Work as are cosmetic alterations (such as painting the interior of the Premises, carpeting, window treatments, lighting and installation of shelving and display cases) inside the Premises (“Cosmetic Alterations”), provided Tenant complies with the other applicable provisions of this Lease. In no event shall Tenant make or cause to be made any penetration through any roof, floor or exterior, party or corridor wall without the prior written consent of Landlord. Tenant shall be directly responsible for any and all damages, including, without limitation, damages to the Building, the Premises and the premises of other tenants in the Building resulting from any of Tenant’s Construction Work, whether or not Landlord’s consent therefor was obtained. Any and all Construction Work which is consented to by Landlord shall be performed in accordance with (a) plans and specifications prepared by a licensed architect, engineer or interior designer and approved in writing by the Landlord before the commencement of such Construction Work, (b) all necessary governmental approvals and permits, which approvals and permits Tenant shall obtain at its sole expense, and (c) all applicable laws, rules, regulations and building codes relating thereto. All Construction Work shall be performed in a good and workmanlike manner and diligently prosecuted to completion. Any Construction Work performed by Tenant without Landlord’s consent shall immediately be returned to its original condition at Tenant’s expense upon request by Landlord. Tenant shall perform any Construction Work in such a manner as not to obstruct the access to the premises of any other occupant of the Building, and shall not obstruct the Common Areas. Any approval given by Landlord shall not be deemed an opinion by Landlord as to appropriateness of the Construction Work relating to such approval and Tenant shall be solely responsible for the appropriateness of all such Construction Work.

9.02 Insurance and Reconstruction. In the event Tenant shall perform any permitted or required Construction Work, none of the Construction Work need be insured by Landlord under such insurance as Landlord may carry upon the Building, nor shall Landlord be required under any provisions of this Lease relating to reconstruction of the Premises to reconstruct or reinstall any such Construction Work.

ARTICLE 10: INDEMNITY AND INSURANCE

10.01 Tenant’s Insurance.

(a) Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Public Liability and Property Damage. General public liability insurance covering the Premises and Tenant’s use thereof, against claims for personal or bodily injury or death and property damage occurring upon, in or about the Premises, such insurance to afford protection of not less than $4,000,000.00 for injury to or death of any number of persons arising out of any one occurrence and such insurance against property damage to afford protection of not less than $1,000,000.00 for any instance of property damage or a combined single minimum coverage of not less than $4,000,000.00. The insurance coverage required under this Section 10.01(a) (i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 10.03 and during the period of any Tenant’s Work or other Construction Work;

(ii) Tenant Leasehold Improvements and Property. Insurance covering all of the items included in Tenant’s Work and other Construction Work, Tenant’s leasehold improvements (provided that if such items are not included under Tenant’s extended coverage policy, then such separate policy shall be in an amount not less than $100,000.00), trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Article 9, in an amount not less than one hundred percent (100%) of their full replacement cost from time to time during the Term, providing protection against perils included within the standard state form of fire and extended coverage insurance policy (“All-Risk” form), together with insurance against sprinkler damage, vandalism, terrorism and malicious mischief. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, reconstruction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 11; and

(b) All policies of insurance provided for in Section 10.01(a) shall be issued in form reasonably acceptable to Landlord by insurance companies with a financial rating of not less than VIII and a general policy holders rating of “A” as rated in the most current available “Best’s” Insurance Reports, and qualified to do business in the applicable state. Each and every such policy:

(i) shall be issued in the name of Tenant, as insured, and provide that Landlord, Landlord’s managing agent and/or other Landlord party in interest from time to time designated in writing by notice from Landlord to Tenant shall be recognized as certificate holders and endorsed as additional insureds,;

(ii) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amount of insurance;

(iii) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry; and

(iv) shall contain a provision that Landlord and any such other parties in interest, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned by it, its servants, agents and employees by reason of the negligence of Tenant.

(c) Tenant shall deliver Certificates of insurance in compliance with this Section 10.01 to Landlord at or prior to delivery of possession of the Premises to Tenant and thereafter within fifteen (15) days following to the expiration date of each such policy, and, as often as any such policy shall expire or terminate, renew or additional policies shall be procured and maintained by Tenant in like manner and to like extent.

(d) Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant with respect to the Premises for which policies or copies thereof are not delivered to Landlord.

(e) Tenant shall be responsible for the maintenance and replacement of the plate glass, door glass and windows on the Premises or exterior thereof but shall be entitled, at its election, to self-insure such risk. The foregoing notwithstanding, Landlord shall clean exterior glass surfaces.

10.02 Landlord’s Insurance.

(a) Landlord will during the Term carry and maintain the following types of insurance in the amounts specified and in the form hereinafter provided for:

(i) Public Liability and Property Damage. General Public Liability Insurance covering the Common Areas against claims for bodily injury or death and property damage occurring upon, in or about the Common Areas, such insurance to afford protection to the limit of not less than $3,000,000.00 in respect of injury or death to any number of persons arising out of any one occurrence and such insurance against property damage to afford protection to the limit of not less than $500,000.00 in respect of any instance of property damage or a combined single minimum coverage of not less than $3,000,000.00.

(ii) Landlord’s Real and Personal Property. Insurance covering the Building (excluding Tenant’s improvements and property) in an amount not less than one hundred percent (100%) of full replacement cost (exclusive of the cost of excavations, foundations and footings), from time to time during the Term, providing protection against perils included within the standard state form of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief, and such other risks as Landlord may from time to time determine and with any such deductibles as Landlord may from time to time determine.

(b) Rent Insurance. Rent insurance with respect to the premises of the tenants in the Building available at a cost which Landlord in its sole judgment deems reasonable may be carried by Landlord at its sole option, against loss of Rent in an aggregate amount equal to not more than twelve (12) times the sum of (i) the monthly requirement of Basic Rent of such tenants, plus (ii) the average monthly amount estimated from time to time by Landlord to be payable by such tenants as Additional Rent pursuant to their leases.

(c) Any insurance provided for in Section 10.02(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided that the requirements of Section 10.02(a) are otherwise satisfied.

(d) Tenant shall have no rights in any policy or policies maintained by Landlord and shall not be entitled to be a named insured thereunder, by reason of payment as part of the Operating Costs, of its’ pro rata share of Landlord’s premiums for the insurance provided for in this Section 10.02.

10.03 Indemnification by Tenant. Tenant agrees that Landlord, Landlord’s members, stockholders, partners, trustees, officers, directors, managing agent, other agents and representatives (collectively, “Landlord Indemnified Parties”), shall not be liable for any damage or liability of any kind or for injury or death of persons or damage to property of Tenant or any other person during the Term, from any cause whatsoever (including without limitation bursting pipes and smoke) by reason of the construction, use, occupancy or enjoyment of the Premises by Tenant or any person therein or holding under Tenant. Tenant does hereby indemnify and save harmless Landlord Indemnified Parties from all claims, actions, demands, costs and expenses and liability whatsoever, including reasonable attorneys’ fees, on account of any such real or claimed damage or liability, and from all liens, claims and demands occurring in, or at the Premises, or arising out of the construction, use, occupancy or enjoyment of the Premises and its facilities (for the avoidance of doubt, not including any Common Areas), or for any matters that an industry standard business interruption insurance policy would cover, if Tenant elects not to maintain business interruption insurance coverage, or any repairs or alterations which Tenant may make upon the Premises, or occasioned in whole or in part by any act or omission of Tenant, its agents, contractors, servants, employees or invitees. Tenant shall not, however, be liable for damage or injury occasioned by the negligence or willful acts of the Landlord or their respective agents, contractors, servants or employees unless such damage or injury arises from perils against which Tenant is required by this Lease to insure.

10.04 Mutual Waivers. Landlord and Tenant hereby waive any rights each may have against the other on account of any loss or damage occasioned by Landlord or Tenant, as the case may be, their respective property, the Premises, its contents or to the other portion of the Building, arising from any risk generally covered by fire and extended coverage insurance, provided that such waiver does not invalidate such policies or prohibit recovery thereunder. The parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that such insurer or insurers may have against Landlord or Tenant, as the case may be. Tenant and Landlord shall each use its best efforts to obtain such waiver from its insurers.

10.05 Compliance with Insurance and Governmental Requirements. Tenant agrees at its own expense to comply with all recommendations and requirements with respect to the Premises, or its use or occupancy, of the insurance underwriters, and any governmental authority, having jurisdiction over insurance rates or with respect to the use or occupancy of the Building, including but not limited to, installation of fire extinguishers, automatic dry chemical extinguishing systems, any changes, modifications or alterations in the sprinkler system, if any, or additional sprinkler heads or the location of partitions, trade fixtures or other contents of the Premises.

10.06 Effect on Landlord’s Insurance. Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will contravene Landlord’s policies of insurance that have been provided to Tenant against loss or damage by fire or other hazards, or which will prevent Landlord from procuring such policies in companies acceptable to Landlord, or which will in any way cause an increase in the insurance rates upon any portion of the Building and of which Tenant has been notified. If Tenant violates any prohibition provided for in the first sentence of this Section, Landlord may, without notice to Tenant, correct the same at Tenant’s expense. Tenant shall pay to Landlord as Additional Rent forthwith upon demand the amount of any increase in premiums for insurance resulting from a violation of the first sentence of this Section, even if Landlord shall have consented to the doing of, or keeping of, anything on the Premises which constituted such a violation (but the payment of such Additional Rent shall not entitle Tenant to violate the provisions of the first sentence of this Section). Additionally and anything to the contrary contained in this Lease notwithstanding, in the event Tenant’s use of the Premises as set forth in the Fundamental Lease Provisions will in any way cause an increase in the insurance rates upon any portion of the Building, Landlord shall have the right to charge such increased costs to Tenant as Additional Rent.

10.07 Limit of Landlord’s Responsibility. Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned through the acts or omissions of persons occupying space adjoining the Premises or any other part of the Building, or for any loss or damage to the Tenant or its property from bursting, stoppage or leaking of water, gas, sewer or steam pipes or for any damage or loss of property within the Premises from any cause whatsoever, in each case, excluding loss or damage caused by Landlord’s gross negligence or willful misconduct.

ARTICLE 11: RECONSTRUCTION

11.01 Landlord’s Duty to Reconstruct. In the event the Building is damaged or destroyed by any of the risks referred to in Section 10.02(a)(ii) against which Landlord is obligated to procure insurance, Landlord shall (subject to being able to obtain all necessary permits and approvals therefor, including, without limitation, permits and approvals required from any agency or body administering environmental laws, rules or regulations), within one hundred twenty (120) days after such damage or destruction (unless Landlord terminates this Lease pursuant to Section 11.03), commence to (a) repair or reconstruct the Building, and (b) repair or reconstruct the Premises to substantially the same condition as the Premises were originally delivered to Tenant. Landlord shall prosecute all such work diligently to completion. In no event shall Landlord be liable for interruption to the business of Tenant or for damage to or repair or reconstruction of any items which Tenant is required to insure pursuant to this Lease.

11.02 Tenant’s Duty to Reconstruct. If any item which Tenant is required to insure pursuant to this Lease is damaged or destroyed by fire or any of the other risks referred to therein, Tenant shall (subject to being able to obtain all necessary permits and approvals therefor, including, without limitation, permits and approvals required from any agency or body administering environmental laws, rules and regulations), within fifteen (15) days after Landlord has substantially repaired or reconstructed the

Building and the portion of the Premises Landlord is obligated to repair or reconstruct pursuant to Section 11.01 (unless Landlord terminates this Lease pursuant to Section 11.03), commence to repair or reconstruct such destroyed items to substantially the same condition in which they were prior to such damage or destruction and prosecute the same diligently to completion.

11.03 Landlord’s Right to Terminate. Landlord shall have the option to terminate this Lease upon giving written notice to Tenant of the exercise thereof within sixty-seven (67) days after the Building is damaged or destroyed if:

(a) the Premises are rendered wholly unfit for carrying on the Tenant’s business after damage to or destruction thereof from any cause; or

(b) the Building is damaged or destroyed as a result of any flood, earthquake, act of war, terrorism, nuclear reaction, nuclear radiation or radioactive contamination, or from any other risk not covered by insurance which Landlord is obligated to procure pursuant to Section 10.02(a)(ii); or

(c) any damage or destruction of the Building occurs within the last two (2) Lease Years of the Main Term, a Renewal Term or in any Partial Lease Year at the end of the Term; or

(d) ten percent (10%) or more of the Rentable Area in the Building immediately prior to the damage or destruction is rendered unfit for carrying on business therein.

Unless so terminated, this Lease shall continue in full force and effect, and Landlord and Tenant shall perform their respective obligations under Sections 11.01 and 11.02. Upon any termination of this Lease under any of the provisions of this Section, the Rent shall be adjusted as of the date of such termination and the parties shall be released thereby without further obligation to the other party coincident with the surrender of possession of the Premises to the Landlord, except for items which have been theretofore accrued and are then unpaid.

11.04 Abatement of Rent. If this Lease is not terminated by Landlord pursuant to Section 11.03 after damage or destruction of the Building, and if the Premises are rendered wholly or partially unfit for carrying on Tenant’s business by such damage or destruction, then the Basic Rent and the Additional Rent payable by Tenant under this Lease during the period which the Premises are so rendered unfit shall be abated.

ARTICLE 12: ROOF; MAINTENANCE OF PREMISES

12.01 Roof. Entry onto the roof of the Building by Tenant, its employees, agents, licensees, or invitees is strictly prohibited. Tenant hereby agrees to indemnify and hold harmless Landlord Indemnified Parties for any damages caused by persons violating this Section 12.01 and to defend at Tenant’s sole cost and expense any action brought by such person or persons against Landlord Indemnified Parties.

12.02 Tenant’s Duty to Maintain Premises.

(a) Tenant will at all times, from and after delivery of possession of the Premises to Tenant, at its own cost and expense, maintain the Premises in good and tenantable condition, and make all needed repairs and alterations to the Premises and every part thereof which are necessary or required, except as otherwise set forth herein. Tenant’s obligations under this Section shall include, but not be limited to: repairing, maintaining and replacing items as are required by any governmental agency having jurisdiction thereof (whether the same is ordinary or extraordinary, foreseen or unforeseen); walls; interior doors; entry doors, windows, and plate glass; ceilings; other items which are installed by Tenant or if not installed by Tenant, which require maintenance, repair or replacement as a result of Tenant’s negligent use thereof; all Tenant’s signs; locks and closing devices; and all window sash, casement or frames, doors and door frames; provided that Tenant shall make no adjustment, alteration or repair of any part of the heating, ventilating and air conditioning equipment or the sprinkler or fire alarm system in or serving the Premises, if any, without Landlord’s prior approval. If Tenant shall utilize any third party contractor in connection with any such maintenance, Tenant shall utilize only duly licensed contractors which provide proof of insurance coverage and deliver to Landlord Certificates of Insurance providing coverage and proof of Workers Compensation insurance reasonably acceptable to Landlord. Tenant shall permit no waste, damage or injury to the Premises and Tenant shall initiate and carry out a program of regular maintenance and repair of the Premises, including the painting or refinishing of all areas of the interior, so as to impede, to the extent possible, deterioration by ordinary wear and tear and to keep the same in attractive condition. Tenant will not overload the electrical wiring serving the Premises.

(b) Tenant shall bear the sole and entire responsibility for any and all damages to the structure and/or the roof of the Building, caused by, resulting from, or arising out of Tenant’s use of the Premises, any act or omission on the part of the Tenant, Tenant’s agents, employees, contractors or subcontractors or their respective employees. Tenant shall indemnify and save harmless Landlord Indemnified Parties from and against all losses and/or expense, including attorneys’ fees and expenses, which it may suffer or pay as a result of claims or lawsuits due to, because of, or arising out of any and all such damage to the structure and/or the roof.

12.03 Right of Access to the Premises. Landlord and its authorized representatives may enter the Premises for the purpose of inspecting the same, in connection with any change to the Building in accordance with Section 1.05 hereof or for any other purpose of which Landlord may deem reasonably necessary or desirable for purposes of maintenance, to comply with any Landlord obligation, the laws, ordinances, rules or regulations of any public authority or of risk insurers or of any similar public or private body or that Landlord may deem necessary or desirable to prevent waste or deterioration in connection with the Premises or of the Building, provided, however that, except for emergency situations, Landlord will provide reasonable prior notice to Tenant before entering the Premises. Nothing herein contained shall imply any duty on the part of Landlord to do any such work which under any provision of this Lease Tenant may be required to do, nor shall it constitute a waiver of Tenant’s default in failing to do the same. In the event that Tenant refuses to do work required of Tenant by any provision of this Lease and Landlord performs or causes that work to be performed, Tenant shall pay the cost thereof to Landlord forthwith as Additional Rent upon receipt of a bill therefor. Landlord may install any and all materials, tools and equipment, pipes, ducts, conduits, wires and other mechanical equipment serving other portions, tenants and occupants of the Building in, through, under or above the Premises that Landlord deems desirable therefor, without the same constituting an actual or constructive eviction of Tenant. Landlord may also enter upon the Premises after providing reasonable prior notice either in writing, via email or communicated verbally to either the CF&AO or General Counsel for the purpose of showing the Premises to prospective or actual purchasers, mortgagees, insurance representatives, governmental representatives, tenants and such other parties as Landlord shall deem reasonably necessary. No exercise by Landlord of any rights provided in this Section 12.03 shall entitle Tenant to any damage for any inconvenience, disturbance, loss of business or other damage to Tenant occasioned thereby nor to any abatement of Rent.

ARTICLE 13: FIXTURES AND PERSONAL PROPERTY

13.01 Tenant’s Property; Removal. Any trade fixtures, signs, computers, shelving, filing systems, cubicles, furniture, mirrors and other personal property of Tenant not permanently affixed to the Premises shall remain the property of Tenant. Tenant shall have the right, provided Tenant is not in default under the terms of this Lease, at any time and from time to time during the Term, to remove any and all of its personal property which it may have stored or installed in the Premises. If Tenant is in default, Landlord shall have the right to take exclusive possession of such property and to use such property without rent or charge, and Landlord, whether or not it takes possession of such property, shall have the benefit of any lien thereon permitted under the laws of the State in which the Building is located and, if such possession is taken or such lien is asserted by Landlord in any manner, including but not limited to operation of law, Tenant shall not remove or permit the removal of said trade fixtures, signs or other personal property until such possession is relinquished or the lien is lifted, as the case may be. Nothing in this Article shall be deemed or construed to permit or allow Tenant to remove so much of such personal property prior to the end of the Term without the immediate replacement thereof with similar personal property of comparable or better quality, as to render the Premises unsuitable for conducting the type of business set forth in the Fundamental Lease Provisions. Tenant at its expense shall immediately repair any damage occasioned to the Premises by reason of installation or removal of any such personal property. If this Lease expires or is terminated for any reason except termination by Landlord pursuant to Section 11.03 and Tenant fails to remove such items from the Premises prior to such expiration or termination, or if this Lease is terminated by Landlord pursuant to Section 11.03 and Tenant fails to remove such items from the Premises on or before fourteen (14) days after the effective date of such termination, then in any such event, all such personal property shall thereupon become the property of Landlord, without further act by either party hereto, unless Landlord elects to require their removal, in which case Tenant shall promptly remove same.

13.02 Improvements to Premises. All improvements to the Premises by Tenant, including, but not limited to, the items furnished pursuant to Tenant’s Construction Work, if any, but excluding signs and other personal property specified in Section 13.01, shall become the property of Landlord upon expiration or earlier termination of this Lease. Tenant shall have no obligation to restore any part of the Premises to its original condition prior to the undertaking of Tenant’s Work.

ARTICLE 14: ASSIGNMENT AND SUBLETTING

14.01

(a) Except as otherwise set forth in 14.01(b) below, Tenant shall not transfer, assign, sublet, enter into license or concession agreements, or mortgage or hypothecate this Lease or the Tenant’s interest in and to the Premises or any part thereof (herein collectively referred to as “Transfer”) without first obtaining in each and every instance the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. If Landlord does not consent, then it shall deliver in writing within ten (10) days with a written explanation of the basis for withholding consent.

(b) If at any time or from time to time during the Term, Tenant shall have a bona fide intention to assign or sublet all or any part of the Premises, Tenant shall give written notice to Landlord of such intent, and:

(i) Notwithstanding the foregoing provisions of this Section 14.01, Tenant shall have the right to transfer or assign this Lease (or to sublet all or any portion of the Premises) or grant occupancy rights and licenses, without Landlord’s consent, to any wholly owned subsidiary of any parent or affiliate of Tenant, or other person, entity or corporation acquiring all or substantially all of the stock or assets of Tenant, whether by purchase, merger, consolidation or otherwise; provided, Tenant provides Landlord of advance written notice of such transfer, assignment, sublease, occupancy rights or licenses.

(ii) Tenant shall provide to Landlord certain information reasonably required by Landlord regarding a proposed subtenant including the proposed subtenant’s statement of intended use, management experience, net worth and financial statements, all in form reasonably acceptable to Landlord, and other documentation and information reasonably required by Landlord, all to allow Landlord to assess the proposed subtenant’s ability to perform under this Lease and the acceptability to Landlord of the proposed subtenant’s intended use and business standing. Upon receipt of such required information regarding a proposed subtenant and if the proposed subtenant or assignee is not owned by or under common ownership with Tenant, Landlord will have ten (10) days to provide a reasoned objection in writing to Tenant regarding such subtenant. Failure to provide such a reasoned objection within ten (10) days will serve as consent of the Landlord to the proposed subtenant and sublet. Landlord’s consent to subtenant and sublet shall not be unreasonably withheld, delayed or conditioned. Any objection by Landlord to subtenant or sublet based on the type or amount of rent to be paid by subtenant for the sublet would be unreasonable and would function as consent by the Landlord to such subtenant and sublet. Anything to the contrary contained herein notwithstanding, if Tenant shall remain primarily liable under this Lease after the sublease or assignment, then Landlord shall not consider the subtenant or assignee’s financial net worth criteria in reviewing Tenant’s request.

(iii) Any attempted Transfer shall not be binding upon Landlord and shall confer no rights upon any third person, unless consented to as aforesaid. Any Transfer of this Lease from Tenant by liquidation or otherwise by operation of law, including, but not limited to, an assignment for the benefit of creditors, shall be included in the term “Transfer” for the purposes of this Lease and shall be a violation of this Section. Consent by Landlord to any Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. Transfer of this Lease from Tenant due to merger or other acquisition of substantially all the assets of Tenant shall not be included in the term “Transfer” for the purposes of this Lease and shall not require consent or approval of Landlord.

(b) Fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of any subletting, assignment or license, which exceed, in the aggregate, the reasonable third party expenses actually paid by Tenant for the subletting and the total sums which Tenant is obligated to pay to Landlord under this Lease shall be paid to Landlord in their entirety without affecting or reducing any other obligation of Tenant hereunder.

(c) When Landlord has space available in the Building, Tenant shall not sublet all or any portion of the Premises to any proposed subtenant who received a proposal from Landlord for any space during the nine (9) months immediately preceding Tenant’s written notice of intent to sublease.

(d) No sublease of the Premises shall be effective unless and until Tenant delivers to Landlord duplicate originals of the instrument of sublease (containing the provisions required by this Lease) and any accompanying documents. Any such sublease shall be subject and subordinate to this Lease.

(e) All subleases shall (i) be expressly subject to all

of Tenant’s obligations hereunder, (ii) provide that the sublease shall not be assigned, encumbered or otherwise transferred, that the premises thereunder shall not be further sublet by the subleasee, in whole or in part, and that the sublease shall neither suffer nor permit any portion of the sublet premises to be used or occupied by others without the prior written consent of Landlord in each instance and (iii) contain substantially the following provision:

“In the event a default under any superior lease of all or any portion of the premised demised hereby results in the termination of such superior lease, this Lease shall, at the option of the lessor under any such superior lease, remain in full force and effect and the tenant hereunder shall attorn to and recognize such lessor as Landlord hereunder and shall promptly upon such lessor’s request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition. The Tenant hereunder hereby waives all rights under any present or future laws or otherwise to elect, by reason of the termination of such superior lease, to terminate this sublease or surrender possession of the premises demised hereby.”

(f) If this Lease or Tenant’s interest in the Premises or any part thereof be transferred, Tenant agrees nevertheless to remain fully liable for the full performance of each and every obligation under this Lease to be performed by Tenant and Tenant shall remain fully responsible and liable for all acts and omissions of any subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of Tenant hereunder, and any such violation shall be deemed a violation by Tenant. Tenant shall reimburse Landlord, as Additional Rent, for all of Landlord’s reasonable costs and expenses incurred in connection with such transfer, including the payment for Landlord’s attorney to review all proposed transfer documentation and information.

14.02 Intentionally Omitted.

14.03 Bankruptcy. If pursuant to the United States Bankruptcy Law or any similar law hereafter enacted having the same general purposes (the “Bankruptcy Law”), Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under the Bankruptcy Law shall be deemed to mean the deposit of an additional Security Deposit in an amount equal to the sum of one (1) year’s Basic Rent plus an amount equal to the Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord as part of the Security Deposit for the remaining term of this Lease as provided in Section 2.02 of this Lease.

ARTICLE 15: DEFAULTS BY TENANT

15.01 Events of Default. This Lease is made upon the condition that Tenant shall punctually and faithfully perform all of the covenants, conditions and agreements by it to be performed as in this Lease set forth. The following shall each be deemed to be an event of default (each of which is sometimes referred to as an “Event of Default” in this Lease):

(a) the failure by Tenant to pay any Basic Rent or Additional Rent as and when due pursuant to this Lease, after an applicable notice or grace period;

(b) Intentionally omitted;

(c) Intentionally omitted;

(d) the failure of Tenant to observe or perform any of the covenants, terms or conditions set forth in Article 14 (relating to assignment and subletting) when such failure continues for a period of ten (10) days;

(e) the failure of Tenant to observe or perform any of the other covenants, terms or conditions set forth in this Lease where said failure continues for a period of ten (10) days after written notice thereof from Landlord to Tenant (unless such failure cannot reasonably be cured within ten (10) days and Tenant shall have commenced to cure said failure within ten (10) days and continues to diligently pursue the curing of the same until completed;

(f) the estate created in Tenant hereby is taken in execution or by other process of law, or all or a substantial part of the assets of Tenant or any Tenant Guarantor is placed in the hands of a liquidator, receiver or trustee (and such receivership or trusteeship or liquidation continues for a period of thirty (30) days), or Tenant or any such Guarantor makes an assignment for the benefit of creditors, or admits in writing that it cannot meet its obligations as they become due;

(g) subject to Section 365 of the Bankruptcy Law, Tenant or any Tenant Guarantor is adjudicated a bankrupt, or Tenant or any such Guarantor institutes any proceedings under any federal or state insolvency or bankruptcy law as the same now exists or under an amendment thereof which may hereafter be enacted, or under any other act relating to the subject of bankruptcy wherein the Tenant or any such Guarantor seeks to be adjudicated a bankrupt, or to be discharged of its debts, or to effect a plan of liquidation, composition or reorganization, or should any involuntary proceedings be filed against Tenant or any such Guarantor under any such insolvency or bankruptcy law (and such proceeding not be removed within sixty (60) days thereafter). If any insolvency proceedings, such as those referred to in this Section 15.01(g), are instituted against Tenant, the Premises shall not become an asset in any such proceedings;

(h) repetition or continuation of any failure to timely pay any Rent, charges or other sums reserved hereunder, where such failure shall continue or be repeated for two (2) consecutive months, or for a total of three (3) months in any period of twelve (12) consecutive months; or

(i) repetition of any failure to observe or perform any of the other covenants, terms or conditions hereof more than three (3) times, in the aggregate, in any period of twelve (12) consecutive months.

15.02 Landlord’s Remedies. Landlord may treat any Event of Default as a breach of this Lease. Landlord’s failure to insist upon strict performance of any covenant, term or condition of this Lease or to exercise any right or remedy it has herein shall not be deemed a waiver or relinquishment for the future of such performance, right or remedy. In addition to any and all other rights or remedies of Landlord in this Lease or by law or equity provided, Landlord shall have the following rights and remedies if there shall occur any Event of Default:

(a) to terminate the Lease, and to re-enter the Premises and take possession thereof and to remove all persons therefrom, and Tenant shall have no further claim or right hereunder;

(b) to bring suit for the collection of Rent and for damages (including, without limitation, reasonable attorneys’ fees and the cost of repairing and re-letting the Premises) without entering into possession of the Premises or canceling this Lease. Commencement of any action by Landlord for Rent and damages shall not be construed as an election to terminate this Lease and shall not absolve or discharge Tenant from any of its obligations or liabilities for the remainder of the Term; and

(c) to retake possession of the Premises from Tenant by summary proceedings or otherwise. To the extent permitted by law, Tenant waives notice of re-entry or institution of legal proceedings and any right of redemption, re-entry or repossession. Commencement of any action by Landlord for re-entry shall not be construed as an election to terminate this Lease and shall not absolve or discharge Tenant from any of its obligations or liabilities for the remainder of the Term. If, in the event of an ouster, Landlord re-lets the Premises, Tenant shall continue to be liable for the payment of any deficiencies in Rent after such re-let. In the event of any re-entry, Landlord shall have the right but not the obligation to remove any personal property from the Premises and place the same in storage at a public warehouse at the expense and risk of the owner.

15.03 Damages Upon Termination.

(a) If Landlord elects to terminate this Lease under the provisions of Section 15.02(a) above, Landlord may recover from Tenant damages computed in accordance with the following formula in addition to its other remedies:

(i) the worth at the time of judgment of any unpaid Rent which has been earned at the time of such termination; plus

(ii) the worth at the time of judgment of the amount by which the unpaid Rent which would have been earned after termination until the time of judgment exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of judgment of the amount by which the unpaid Rent for the balance of the Term after the time of judgment exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom including, without limitation, the cost of repairing the Premises and reasonable attorneys’ fees; plus

(v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Damages shall be due and payable from the date of termination. As used in this Section, the phrase “worth at the time of judgment” is computed by adding to the past Rent due or discounting from unpaid future Rent, interest at the highest rate permitted by law.

(b) For the purposes of this Article, “Rent” for each Lease Year of the unexpired Term shall be the Rent (including Basic Rent and Additional Rent) payable during the preceding year or, if the default occurs less than one year from the Commencement Date, an amount equal to one and one half (1.5) times the Basic Rent set forth on Addendum to Lease.

15.04 Landlord’s Self-Help. In addition to Landlord’s rights of self-help set forth elsewhere in this Lease, if Tenant at any time fails to perform any of its obligations under this Lease in a manner reasonably satisfactory to Landlord, Landlord shall have the right, but not the obligation, upon giving Tenant at least ten (10) days prior written notice of its election to do so (in the event of any emergency no prior notice shall be required) to perform such obligations on behalf of and for the account of Tenant and to take all such action to perform such obligations. In such event, Landlord’s costs and expenses incurred therein shall be paid for by Tenant as Additional Rent, forthwith, upon demand therefor, with interest thereon from the date Landlord performs such work at the Lease Interest Rate. The performance by Landlord of any such obligation shall not constitute a release or waiver of Tenant therefrom. Landlord shall at its election be entitled to apply any portion of the Security Deposit then held by Landlord to the costs of any such self-help, in which event Tenant shall, upon demand therefore, replenish such Security Deposit to its amount immediately prior to such application.

ARTICLE 16: LIABILITY OF LANDLORD

16.01 Limitation. Tenant agrees that the obligations of Landlord under or with respect to this Lease do not constitute personal obligations of Landlord or of the partners, trustees, members, managers, directors, officers, shareholders, beneficiaries or advisors of Landlord or of any partnership which is a partner of Landlord, or any of them, and shall not create or involve any claim against, or personal liability on the part of, Landlord or the partners, trustees, directors, advisors, shareholders or officers of Landlord or of any partnership which is a partner of Landlord, and that Tenant and all persons claiming by or under Tenant will look solely to the interest of Landlord in the Building for satisfaction of any liability of Landlord in respect of this Lease and will not seek recourse against any other assets of Landlord or against the partners, trustees, members, managers, directors, advisors, shareholders or officers of Landlord or of any partnership which is a partner of Landlord, or any of them, or any of their personal assets for such satisfaction.

16.02 Transfer of Landlord’s Interest. In the event of the sale or other transfer of Landlord’s right, title and interest in the Premises or the Building (except in the case of a sale-leaseback financing transaction in which Landlord is the lessee), Landlord shall transfer and assign to such purchaser or transferee any portion of the Security Deposit which may be held by Landlord pursuant to Section 2.02 of this Lease, and Landlord thereupon and without further act by either party hereto shall be released from all liability and obligations hereunder derived from this Lease arising out of any act, occurrence or omission relating to the Premises or this Lease occurring after the consummation of such sale or transfer. Tenant shall have no right to terminate this Lease nor to abate Rent nor to deduct from nor setoff nor counterclaim against Rent because of any sale or transfer (including, without limitation, any sale-leaseback) by Landlord or its successors or assigns.

ARTICLE 17: SUBORDINATION AND ATTORNMENT

17.01 Subordination of Lease. This Lease is and shall be subject and subordinate to (a) any Underlying Lease and to any amendment, modification, renewal or extension thereof and (b) any Fee Mortgage and to each and every advance made thereunder and to all renewals, modifications, amendments, consolidations, replacements or extension thereof. This clause shall be self- operative and no further instrument of subordination shall be required. Landlord shall request and use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from its present Fee Mortgagee and any subsequent Fee Mortgagee or Overlandlord which shall be on such Fee Mortgagee or Overlandlord’s then approved form. In the event of any act or omission by Landlord which would or may give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right until (a) it has given written notice thereof to Landlord, and to any Overlandlord or Fee Mortgagee whose names and addresses have been furnished to Tenant and (b) a reasonable period of time for remedying such act or omission shall have elapsed following such giving of notice during which the parties to whom such notice has been given, or any of them, have not commenced with reasonable diligence the remedying of such act or omission. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to an Overlandlord or Fee Mortgagee, Tenant agrees (c) that the execution thereof by Landlord, and the acceptance thereof by such Overlandlord or Fee Mortgagee, shall never be treated as an assumption by such Overlandlord or Fee Mortgagee of any of the obligations of Landlord hereunder unless such Overlandlord or Fee Mortgagee shall, by notice sent to Tenant, specifically otherwise elect and (d) that, except as aforesaid, such Fee Mortgagee or Overlandlord shall be treated as having assumed Landlord’s obligations hereunder only, in the case of a Fee Mortgagee, upon foreclosure by such Fee Mortgagee and the taking of possession of the Premises or, in the case of an Underlying Lease, the assumption of Landlord’s position hereunder by such Overlandlord. In no event shall the acquisition of title to the Building by a purchaser which, simultaneously therewith, leases the entire Building back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

17.02 Tenant’s Attornment. If a Fee Mortgagee or Overlandlord shall succeed to the rights of Landlord (except in a sale-leaseback financing transaction) then, at the request of such party so succeeding to Landlord’s rights (a “Successor-Landlord”), Tenant shall attorn to and recognize such Successor-Landlord as Tenant’s Landlord under this Lease and shall promptly execute and deliver any instrument that such Successor-Landlord may request to evidence such attornment. Tenant hereby irrevocably appoints Landlord and the Successor-Landlord the attorney-in-fact of Tenant to execute and deliver such instrument on behalf of Tenant, should Tenant refuse or fail to do so promptly after request. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the Successor-Landlord and Tenant upon all of the terms, conditions, and covenants as are set forth in this Lease and shall be applicable after such attornment. In the event that a bona fide institutional lender shall request reasonable modifications to this Lease, then Tenant shall not unreasonably withhold or delay in its written consent to such modifications provided that the same do not, in Tenant’s reasonable judgment, increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Premises.

17.03 Instruments to Carry Out Intent. Tenant agrees that, upon the request of Landlord, or any such Fee Mortgagee or Overlandlord, Tenant shall execute and deliver whatever instruments may be required for such purposes and to carry out the intent of this Article, and in the event Tenant fails to do so within fifteen (15) days after demand in writing, Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney-in-fact, coupled with an interest, in its name, place and stead to sign and deliver such instruments as if the same had been signed and delivered by Tenant.

ARTICLE 18: ESTOPPEL CERTIFICATES

18.01 Tenant’s Agreement to Deliver. From time to time, within ten (10) business days after request in writing therefor from Landlord, Tenant agrees to execute and deliver to Landlord, or to such other addressee or addressees as Landlord may designate (and Landlord and any such addressee may rely thereon), a statement in writing in the form of Exhibit E or in such other form and substance satisfactory to Landlord (herein called “Tenant’s Certificate”), certifying to all or any part of the information provided for in Exhibit E as is requested by Landlord.

ARTICLE 19: QUIET ENJOYMENT

19.01 Faithful Performance. Upon payment by the Tenant of the Rent herein provided for, and upon the observance and performance of all of the agreements, covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease, and mortgages, leases and other matters to which this Lease is subordinate.

ARTICLE 20: SURRENDER AND HOLDING OVER

20.01 Delivery After Term. Tenant shall deliver up and surrender to Landlord possession of the Premises upon expiration or earlier termination of the Term, broom clean, free of debris, in good order, condition and state of repair (excepting ordinary wear and tear), and shall deliver the keys to the Landlord. If not sooner terminated as herein provided, this Lease shall terminate at the end of the Main Term as provided for in Article 3 without the necessity of notice from either Landlord or Tenant to terminate the same, Tenant hereby waiving notice to vacate the Premises and agreeing that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of premises from a tenant holding over to the same extent as if statutory notice had been given. Upon any termination in accordance with the provisions of this Lease, Landlord shall pay to Tenant any unapplied portion of the Security Deposit.

20.02 Effect of Holding Over; Rent. If Tenant or any party claiming under Tenant remains in possession of the Premises, or any part thereof, after any termination of this Lease, no tenancy or interest in the Premises shall result therefrom but such holding over shall be an unlawful detainer and all such parties shall be subject to immediate eviction and removal, and Tenant shall be liable for all damages incurred by Landlord as a result of Tenant holding over (excluding, however, punitive or consequential damages) pay upon demand to Landlord during any period which Tenant shall hold the Premises after the Term has expired, as liquidated damages, a sum equal to all Base Rent and all Additional Rent provided for in this Lease plus an amount computed at the rate of 150% of the last payable monthly Basic Rent and Additional Rent, all collectible as and deemed Additional Rent.

ARTICLE 21: CONDEMNATION

21.01 All of Premises Taken. If the whole of the Premises shall be taken or condemned either permanently or temporarily for any public or quasi-public use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain or by agreement or conveyance in lieu thereof (each being hereinafter referred to as “Condemnation”), this Lease shall terminate as of the day possession shall be taken by such authority, and Tenant shall pay Rent and perform all of its obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent as shall have been paid in advance for a period subsequent to the date of the taking.

21.02 Less Than All of the Premises Taken. If less than all but more than twenty-five percent (25%) of the Rentable Area is taken by Condemnation, or if (regardless of the percentage of the Rentable Area which is taken), the remainder of the Premises cannot be used for the carrying on of Tenant’s business, then either Landlord or Tenant shall have the right to terminate this Lease upon notice in writing to the other party within thirty (30) days after possession is taken by such Condemnation. If this Lease is so terminated, it shall terminate as of the day possession shall be taken by such authority, and Tenant shall pay Rent and perform all of its obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent as may have been paid in advance for a period subsequent to the date of the taking. If this Lease is not so terminated, it shall terminate only with respect to the parts of the Premises so taken as of the day of possession shall be taken by such authority, and Tenant shall pay Rent up to that day with a proportionate refund by Landlord of any Rent as may have been paid for a period subsequent to the date of the taking and, thereafter, the Rent shall be reduced in direct proportion to the amount of Rentable Area of the Premises taken and Landlord agrees, at Landlord’s cost and expense, as soon as reasonably possible to restore the Premises on the land remaining to a complete unit of similar quality and character as existed prior to such appropriation or taking (to the extent feasible); provided that Landlord shall not be required to expend more on such restoration than an amount equal to the condemnation award received by Landlord (less all expenses, costs, legal fees and court costs incurred by Landlord in connection with such award) for the Rentable Area so taken multiplied by a fraction, the numerator of which is the Rentable Area which was taken and the denominator of which is the Rentable Area in the Building which was taken.

21.03 Building Taken. If any part of the Building is taken by Condemnation so as to render, in Landlord’s sole judgment, the remainder unsuitable for use as a commercial Building, Landlord shall have the right to terminate this Lease upon notice in writing to Tenant within one hundred twenty (120) days after possession is taken by such Condemnation. If Landlord so terminates this Lease, it shall terminate as of the day possession is taken by the condemning authority, and Tenant shall pay Rent and perform all of its other obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent as may have been paid in advance for a period subsequent to such possession.

21.04 Ownership of Award. As between Landlord and Tenant, all damages for any condemnation of all or any part of the Building, including, but not limited to, all damages as compensation for diminution in value of the leasehold, reversion and fee, and Tenant’s leasehold improvements, shall belong to Landlord without any deduction therefrom for any present or future estate of the Tenant, and Tenant hereby assigns to Landlord all its right, title and interest to any such award. Although all damages in the event of any condemnation are to belong to Landlord, whether such damages are awarded as compensation for diminution in value of the leasehold, reversion or fee of the Premises, or Tenant’s leasehold improvements, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss which Tenant might incur in removing Tenant’s merchandise, furniture and fixtures, or otherwise in connection with Tenant’s improvements as may be afforded Tenant under Pennsylvania law.

ARTICLE 22: MISCELLANEOUS

22.01 Interpretation.

(a) The captions, table of contents and index of defined terms appearing in this Lease are inserted only as a matter of convenience and in no way amplify, define, limit, construe or describe the scope or intent of such Sections of this Lease nor in any way affect this Lease. Except where otherwise expressly provided, each reference in this Lease to a Section or Article shall mean the referenced Section or Article in this Lease.

(b) If more than one person or corporation is named as Landlord or Tenant in this Lease and executes the same as such, or becomes Landlord or Tenant, then and in such event, the words “Landlord” or “Tenant” wherever used in this Lease are intended to refer to all such persons or corporations, and the liability of such persons or corporations for compliance with and performance of all the terms, covenants and provisions of this Lease shall be joint and several.

(c) The neuter, feminine or masculine pronoun when used herein shall each include each of the other genders and the use of the singular shall include the plural.

(d) The parties hereto agree that all provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision hereof.

(e) Although the Lease was initially drawn by Landlord, it was negotiated and finalized by both parties and this Lease shall not be construed for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach the intended result.

22.02 Relationship of Parties. Nothing herein contained shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that any provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant nor cause Landlord to be responsible in any way for the acts, debts or obligations of Tenant.

22.03 Notices. Any notice, demand, request, approval, consent or any other instrument which may be or is required to be given under this Lease shall be in writing and, shall be deemed to have been given (i) when sent by reputable overnight carrier, (ii) when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to Landlord or Tenant to the respective addresses set forth under Fundamental Lease Provisions of this Lease and/or such other address or addresses as either party may designate by notice to the other in accordance with this Section, or (iii) when delivered by personal delivery.

22.04 Successors. This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon (subject to Article 16) Landlord, its successors and assigns, and shall be binding upon Tenant, its heirs, successors and assigns and shall inure to the benefit of Tenant and only such assigns of Tenant to whom the assignment by Tenant has been consented to by Landlord (unless such assignment is expressly permitted pursuant to Article 14). Nothing in this Section shall be deemed to require Landlord to give any such consent.

22.05 Broker’s Commission. Tenant warrants and represents to Landlord that Tenant has dealt with no broker, consultant, finder or like agent who or which might be entitled to a commission in connection with this Lease other than as set forth on the Addendum to Lease (“Broker”). Based upon such representation and warranty, Landlord agrees to pay Broker a commission pursuant to a separate agreement between Landlord and Broker. Tenant agrees and does hereby indemnify and save Landlord and its successors, legal representatives and assigns harmless from and against all claims, actions, damages, costs and expenses and liability whatsoever, including reasonable attorneys’ fees and disbursements, that may arise from any claim by any other broker, consultant, finder or like agent claiming to have brought about this Lease. The foregoing representation and covenant shall survive the expiration of this Lease.

22.06 Unavoidable Delays. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, inability to procure labor or materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, fire or other casualty, any delay by governmental or quasi-governmental authorities in issuing permits for construction, or inspections of, Landlord’s Work, or other reason of a similar or dissimilar nature beyond the reasonable control of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. After the Commencement Date the provisions of this Section shall not operate to excuse Tenant from prompt payment of Rent or any other payments required by the terms of this Lease and shall not extend the Term. Delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of a party.

22.07 Severability. It is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision invalid and the other which would render the provision valid, then the provision shall have the meaning which renders it valid. If any term or provision, or any portion thereof, of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to the persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

22.08 Time of Essence. Time is of the essence with respect to the performance by Tenant of its obligations set forth in this Lease.

22.09 Other Tenants. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord shall determine in the exercise of its sole business judgment. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or occupant or number of tenants or occupants shall during the Term occupy or not occupy any space in the Building.

22.10 Applicable Law; Waiver of Trial by Jury. The laws of the state in which the Building is located shall govern the validity, performance and enforcement of this Lease. If either party institutes legal suit or action for enforcement of any obligation contained herein, it is agreed that Landlord may determine the venue of such suit or action in such state. Tenant consents to the exclusive jurisdiction of the state courts located in Doylestown, Pennsylvania and Bucks County.

LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OR FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. TENANT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND REMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF SAME, HAS EXECUTED THIS LEASE.

In addition to, and not in lieu of any of the foregoing rights granted to Landlord: TENANT HEREBY EMPOWERS ANY PROTHONOTARY, CLERK OF COURT OR ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR TENANT IN ANY AND ALL ACTIONS WHICH MAY BE BROUGHT FOR ANY OF THE FOLLOWING MATTERS. WHEN THIS LEASE OR TENANT’S RIGHT OF POSSESSION SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, OR FOR ANY OTHER REASON, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY SUCH PROTHONOTARY, CLERK OF COURT OR ATTORNEY OF ANY COURT OF RECORD, TO ACT AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS, WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.

In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION AND ALSO OBTAINING A MONEY JUDGEMENT BY MEANS OTHER THAN CONFESSION OF JUDGMENT FOR PAST DUE AND OTHER AMOUNTS AND EXECUTING UPON SUCH JUDGMENT. IN SUCH EVENT AND SUBJECT TO THE TERMS SET FORTH HEREIN, LANDLORD SHALL PROVIDE FULL CREDIT TO TENANT FOR ANY MONTHLY CONSIDERATION WHICH LANDLORD RECEIVES FOR THE LEASED PREMISES IN MITIGATION OF ANY OBLIGATION OF TENANT TO LANDLORD FOR THAT MONEY. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

In the event of default, Tenant hereby waives any and all notices to quit as may be required under the Pennsylvania Landlord Tenant Act or any other statute and agrees that the only notices Tenant shall be entitled to are those notices, if any, expressly provided for in this Lease.

22.11 Waiver.

(a) The waiver by Landlord of any term, covenant, agreement or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, agreement or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No covenant, term, agreement or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing by Landlord.

(b) No waiver of any covenant, term, agreement or condition of this Lease or legal right or remedy shall be implied by the failure of Landlord to declare a forfeiture, or for any other reason. No waiver by Landlord in respect to one or more tenants or occupants of the Building shall constitute a waiver in favor of any other tenant. Landlord’s consent to, or approval of, any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant.

22.12 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent nor shall any endorsement or statement on any check or any letter accompanying such check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity.

22.13 Corporate Tenants. In the event that Tenant hereunder is a corporation, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that: Tenant is a duly constituted corporation qualified to do business in the State in which the Building is located, all Tenant’s franchise and corporate taxes have been paid to date; all future forms, reports, fees and other documents necessary for Tenant to comply with applicable laws will be filed by Tenant when due; and such persons are duly authorized by the governing body of such corporation to execute and deliver this Lease on behalf of the corporation.

22.14 Liquidated Damages; Attorneys’ Fees. When liquidated damages are specified anywhere in this Lease, it is understood and agreed that said sum is to be paid to Landlord because Landlord’s actual damages will be difficult or impossible to ascertain with accuracy. The obligation of Tenant set forth herein to pay Landlord’s attorneys’ fees in connection with Tenant’s default shall include the obligation of Tenant to pay all reasonable attorneys’ fees incurred by Landlord before, during and after trial and on appeal.

22.15 Recording. This Lease shall not be recorded by Tenant, however Landlord shall have the right to record a short form or memorandum hereof, at Landlord’s expense, at any time during the term hereof.

22.16 Entire Agreement.

(a) There are no oral agreements between the parties affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.

(b) This Lease, including the Exhibits and addenda hereto, sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and the Building. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to a writing signed by each party and delivered to the other.

22.17 Execution of Lease. The submission of this Lease for examination does not constitute a reservation of or option for the Premises or any other space within the Building and shall vest no right in either party. This Lease shall become effective as a lease only upon execution and legal delivery thereof by the parties hereto. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document.

22.18 Hazardous Materials. Landlord represents as of the date hereof that it has no actual knowledge of any conditions at the Property or Premises which are in violation of any applicable Environmental laws. Tenant represents and warrants that it shall not place or permit to be placed upon the Premises or Common Areas any materials under federal, state, or local law, statute, ordinance or regulations, or court or administrative order or decrees, or private agreement (collectively hereinafter “Environmental Requirements”), which requires special handling in collection, storage, treatment or disposal (such materials hereinafter being referred to as “Hazardous Materials”). Tenant agrees to (i) give written notice to Landlord immediately upon Tenant’s acquiring knowledge of the presence of any Hazardous Materials on the Premises or Common Areas with a full description thereof; (ii) promptly comply with and insure that all subtenants comply with any Environmental Requirements requiring the removal, treatment or disposal of such Hazardous Materials and provide Landlord with satisfactory evidence of such compliance; (iii) provide Landlord, within thirty (30) days after a demand by Landlord, with a bond, letter of credit or similar financial assurance evidencing to Landlord satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of such Hazardous Material and discharging any lien which may be established on the Premises as a result thereof; and (iv) defend, indemnify and hold harmless Landlord from any and all claims, costs, and expenses which may now or in the future be asserted, imposed, or incurred as a result of the presence of any Hazardous Materials on the Premises or Common Area.

22.19 Financial Statements. Within thirty (30) days after Landlord’s request (which request may be made no more than twice for each fiscal year of Tenant), Tenant shall deliver to Landlord Tenant’s financial statements, in form and scope consistent to submissions to Landlord in connection with Landlord’s initial approval of Tenant, for Tenant’s most recent fiscal year (or the preceding fiscal year, if the most recent fiscal year ended only within the last 90 days before Landlord’s request). The financial statements Tenant delivers to Landlord shall be audited only if such financial statements are audited for any other purpose, and if not audited, shall be certified as true and complete by Tenant’s chief operating officer or chief financial officer. Tenant shall promptly notify Landlord of any material event or occurrence that relates to Tenant’s creditworthiness.

[BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

ML7 YARDLEY PARTNERS, LP, a Pennsylvania limited partnership

By: ML7 Tannery GP, LLC, its General Partner, a Pennsylvania limited liability company

By:	ML Seven, Inc., its Manager, a New York corporation

By:	/s/ Jeffrey M. Siegel
Name: Jeffrey M. Siegel
Title: President

TENANT:

SAVARA INC.

By:	/s/ Dave Lowrance
Name: Dave Lowrance
Title: CF&AO

Federal ID No. 84-1318182

ADDENDUM TO LEASE

This Addendum to Lease is hereby made a part of that certain Lease between ML7 YARDLEY PARTNERS, LP, a Pennsylvania limited partnership, as Landlord, and SAVARA INC., as Tenant, for those Premises located at 19 West College Avenue, Yardley, Pennsylvania 19067, identified on Exhibit B annexed hereto. In the event a conflict arises between the provision of this Addendum to Lease and any other part of this Lease, this Addendum shall modify and supersede such other part of this Lease to the extent necessary to eliminate any such conflict, but no further. All terms which are defined in this Lease shall have the same meaning when used herein.

1. Basic Rent and Initial Payments.

(A) Basic Rent. Tenant shall pay to Landlord Basic Rent in the manner and as more fully described in the Lease, as follows:

Lease Year	$ Per Rentable Square Foot	Annual Basic Rent	Monthly Basic Rent
Lease Year 1	$31.50	$340,042.50	$28,336.88
Lease Year 2	$32.13	$346,843.35	$28,903.61
Lease Year 3	$32.77	$353,780.22	$29,481.68
Lease Year 4	$33.43	$360,855.82	$30,071.32
Lease Year 5	$34.10	$368,072.94	$30,672.74
Lease Year 6 - Months 61 through 65	$34.78	$156,431.00	$31,286.20

Notwithstanding anything to the contrary hereinabove set forth, provided that Tenant is not in default under the Lease, Tenant shall be entitled to a credit against all Basic Rent for the months of July and August 2026, September 2027, September 2028 and September 2029. The foregoing rent credits shall be null and void “ab initio” if Landlord at any time terminates this Lease or reenters or repossesses the Premises on account of any default of Tenant under this Lease, and Landlord shall be entitled to recover from Tenant, in addition to all other amounts Landlord is entitled to recover, the aggregate amount of the rent credits herein provided for.

(B) Initial Rent and Security Deposit Payments. Due and payable on the date this Lease is executed shall be one month’s rent in the amount of $28,336.88 which shall be the Basic Rent payable for the first month of the Main Term in which Basic Rent will be due, plus the Security Deposit.

2. Real Estate Brokers. Supplementing the provisions of Section 22.05, Tenant represents and warrants to Landlord that it has dealt only with Thomas Romano of Jones Lang LaSalle and Brian Lafond of Gola Corporate Real Estate, Inc.

3. Renewal Option. Provided that, either at the time of the exercise of the option hereinbelow described or anytime thereafter prior to the commencement of any additional term for rental of the Premises after the Main Term (each “Renewal Term” and collectively the “Renewal Terms”), Tenant shall not then be in material default hereunder and no event which, with the giving of notice or the lapse of time or both, would constitute a default hereunder shall have occurred or be continuing, Tenant shall have the right, option and privilege of extending the Term hereof (a “Renewal Option”) for one (1) Renewal Term of five (5) years. In the event Tenant elects to exercise a Renewal Option, the following shall apply:

(a) Tenant shall notify Landlord, in writing, of the exercise of the Renewal Option not later than 5:00pm on the day which is two hundred seventy (270) days prior to the expiration of the Main Term or if then in effect, the Renewal Term;

(b) The Renewal Term shall be subject to all of the terms, covenants and conditions of the Lease, including, without limitation, the obligation to pay Basic Rent. Basic Rent for the first Lease Year of the Renewal Term shall be the then Fair Market Rent (as defined below). Basic Rent in each year after the first Lease Year of the Renewal Term shall increase by 2.0% per annum;

(c) If the parties are unable to agree on the Fair Market Rent for the Premises on or before the date which is two hundred forty (240) days before expiration of the then existing Term, the parties shall each submit the Fair Market Rent issue to an independent arbitrator of their respective choice who shall be either (i) a MAI certified, real estate appraiser, or (ii) a licensed real estate broker who is then currently active leasing class A commercial real estate in Bucks County, Pennsylvania. The arbitrators shall have not less than five (5) years’ experience appraising or leasing class A commercial real estate properties in and around Bucks County, Pennsylvania. Each arbitrator shall submit a written conclusion as to the Fair Market Rent of the Premises with detailed support for his/her determination, no later than one hundred eighty (180) days before expiration of the Term. Each party shall bear the cost of its own arbitrator. Fair Market Rent shall be determined by averaging the conclusions of the arbitrators as to the Fair Market Rent; provided, however, that in the event that there is a variance of greater than ten (10%) percent between the two arbitrators, then the two arbitrators shall jointly select a third arbitrator who shall determine the Fair Market Rent of the

Premises no later than ninety (90) days before the expiration of the Term, which shall, by itself, be binding upon Landlord and Tenant. In the event that one party fails to timely appoint or deliver a valuation of Fair Market Rent as set forth herein, then the arbitrator selected by the other party shall be the sole arbitrator of the Fair Market Rent which shall be binding on the parties. Landlord and Tenant shall each be responsible to pay for one-half of the fees for the third arbitrator, and in the case of the Tenant such charges shall be deemed Additional Rent. In determining Fair Market Rent, the arbitrators shall consider (i) then market concessions, if any, provided by landlords to tenants in the market and (ii) special characteristics of competitive properties, including without limitation, architectural elements, proximity to amenities and other characteristics typically considered by tenants. The final conclusion of Fair Market Rent by the arbitrators as set forth herein shall then be multiplied by ninety-five (95%) percent to determine the final Fair Market Rent.

(d) Basic Rent for the first Lease Year of the Renewal Term shall be determined as set forth herein and shall be binding upon the parties, enforceable in a court of law and shall be effective on the first day of the Renewal Term. Time is of the essence of the time periods set forth in this Addendum Section 3.

4. Signs. (a) Landlord shall place Tenant’s name on a sign placard on the main tenant monument directory at the Building, in design, color and size consistent with other tenant name designator signs. Tenant shall have the right to install a flag pole banner sign and front Premises door sign with Tenant’s name at the entrance to the Premises in accordance with Landlord’s standard signage package and in conformance with the general sign design standards Landlord uses for other tenants at the Property, provided same shall comply with all ordinances, rules, regulations, laws and other directives of Yardley Borough and all other bodies having authority over such signs.

5. Parking. Subject to and conditioned upon the further conditions and terms of this Section 5, Tenant shall be entitled to the non-exclusive use of not more than forty-four (44) non-reserved parking spaces in the parking area of the Building (the “Parking Area”), on a first come, first served basis. The Parking Area will be used solely for the parking of normal sized passenger cars used by Tenant’s employees while they are working at the Building. The Parking Area may be made available to the general public and other tenants and invitees at the Building. Tenant shall observe all regulations adopted by Landlord in connection with the operation of the Parking Area. Any automobile without suitable authorization to park may be denied access to, or towed from, the Parking Area, at the owner of such automobile’s expense. The parking spaces referred to herein for the use by Tenant are not a part of the Premises. Neither Tenant nor its invitees may use or park any trucks or delivery vehicles (not including Sport Utility Vehicles and other such typical vehicles used for the transportation of individuals) in the Parking Area. Tenant shall use the Parking Area at its own risk and Landlord shall not be liable for loss or damage to any vehicle, or its contents, resulting from theft, collision, vandalism or any other cause. Tenant has been informed that Landlord does not provide a guard or other personnel or device to patrol, monitor or secure the Parking Area. If Landlord does provide personnel or parking equipment at any time, it shall have the right to terminate or withdraw such personnel or parking equipment at any time and for any reason. If any vehicle owned by Tenant, or its employees or invitees, remains in the Parking Area overnight, Tenant shall notify Landlord of same in writing not less than one (1) business day in advance. Landlord may remove any vehicle, at the cost of such vehicle’s owner, if such vehicle is parked overnights or otherwise violating Landlord’s rules and regulations or other legal requirements. Tenant shall cause its employees and invitees to comply with all traffic and parking signage at the Building.

6. Smoking Areas. Tenant’s employees and invitees shall refrain from smoking in or about all Building Common Areas and about the Property at all times. Smoking shall be permitted only in areas designated by Tenant (and acceptable to Landlord) within the Premises or in smoking areas, if any shall be designated by Landlord about the Property.

7. Right of First Offer.

(a) Landlord hereby grants to Tenant a right of first offer (“ROFO”), subject to the rights of existing tenants in the Building, upon timely exercise of the ROFO in the express manner as hereinafter set forth, to lease ROFO Space (as defined herein) in the Building as and when same may become available, provided, however, that at the time of exercise by Tenant of the ROFO or at any time thereafter, prior to taking possession of the space to be leased, Tenant shall not then be in default under this Lease and no event which, with the giving of notice or the lapse of time or both, would constitute a default under this Lease shall have occurred or be continuing. “ROFO Space” as used herein shall be defined as only that space comprising the adjacent and contiguous Suite 250 to the Premises.

(b) If at any time during the Term of this Lease there is vacant, rentable space constituting ROFO Space which is not the subject of a lease to another party or subject to an existing tenant’s right of first offer (“Available ROFO Space”), Landlord shall give Tenant written notice of its intent to lease the Available ROFO Space and the material terms and conditions under which Landlord would agree to lease the Available ROFO Space to Tenant (the “Space Notice”), such terms to be reasonable given Landlord’s then determination of market terms for a lease of the Available ROFO Space and including any potential market concessions or upcharges Landlord reasonably determines applicable for the Available ROFO Space. Tenant shall have ten (10) business days in which to provide Landlord with written notice of its election of its exercise of the ROFO, time being of the essence (the “Exercise Notice”). If the Tenant does not give the Exercise Notice within the ten (10) business day period, Landlord shall thereafter be free to lease such Available ROFO Space to a third-party on any terms and conditions that Landlord shall select, with no further obligation to Tenant.

(c) In the event that the Tenant seeks to exercise its ROFO, Tenant must do so as to all of the Available ROFO Space detailed in the Space Notice. Tenant shall have no right hereunder to demand less than all of the Available ROFO Space and Landlord having no obligation to divide same.

(d) The ROFO Space shall be rented by Tenant as of the date of Landlord’s receipt of the Tenant’s Exercise Notice (the “ROFO Exercise Date”) on the terms and conditions set forth in the Space Notice and herein. Landlord and Tenant shall, within fifteen (15) days of the ROFO Exercise Date, execute a modification of the Lease incorporating the ROFO Space into the Premises on Landlord’s form of agreement. The modification of Lease shall provide that the Lease is co-terminus with the Expiration Date of the Lease, provided, however, that if, as of the ROFO Exercise Date less than sixty (60) months remain on the Term of the Lease, Tenant shall be required to extend the Term of the Lease for the Premises for a period of not less than sixty (60) months after the ROFO Exercise Date. If Tenant or Landlord shall arbitrarily fail to execute a modification of Lease subsequent to Tenant exercising its ROFO in accordance herewith, then the ROFO so exercised shall lapse and this ROFO provision shall be terminated, null and void thereafter.

8. Structural and Latent Defects. Landlord shall be responsible for structural and latent defects to the Building during the Term with the exception of any structural or other defects which arise as a result of the negligence of Tenant, its employees or invitees.

9. Relocation. Intentionally omitted.

10. Fire Safety. Landlord represents to Tenant that to the best of its knowledge, the Building meets all generally accepted National Fire Protection Association guidelines and standards for an office environment.